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                                                                   EXHIBIT 10.10

            SHARE SALE AGREEMENT

            relating to shares in HJF Acquisition Corporation

            The J.M. Smucker Company (VENDOR)
            SPC Ardmona Limited (PURCHASER)

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SHARE SALE AGREEMENT

DETAILS                                                                            6

AGREED TERMS                                                                       6

1.        DEFINED TERMS & INTERPRETATION                                           6

1.1       Defined terms                                                            6
1.2       Interpretation                                                          14
1.3       Headings                                                                15

2.        CONDITIONS                                                              15

2.1       Conditions                                                              15
2.2       Waiver of Conditions                                                    16
2.3       Conduct of the parties                                                  16
2.4       Failure of Condition                                                    16
2.5       Action on termination                                                   16

3.        SALE AND PURCHASE                                                       16

3.1       Agreement to sell and purchase                                          16
3.2       Waiver of pre-emptive rights                                            16

4.        PURCHASE PRICE AND OTHER PAYMENTS                                       16

4.1       Amount                                                                  16
4.2       Payment of the Purchase Price                                           17
4.3       Method of payment                                                       17
4.4       Interest on overdue payments                                            17
4.5       Allowance for remediation of Effluent Ponds                             17

5.        PRE-COMPLETION AND OTHER MATTERS                                        17

5.1       Payment of Dividend and Vendor Distribution                             17
5.2       Pre-Completion notices                                                  18
5.3       Continuity of Business                                                  18
5.4       Access to Business                                                      19
5.5       Assistance in relation to change of control                             19
5.6       Terminate discussions                                                   20
5.7       Transfer of registration of Company                                     20

6.        COMPLETION                                                              21

6.1       Time and place                                                          21
6.2       Obligations of the Vendor                                               21
6.3       Obligations of the Purchaser                                            22
6.4       Simultaneous actions at Completion                                      23
6.5       Default in Completion                                                   23
6.6       Books and Records                                                       24

7.        COMPLETION ACCOUNTS                                                     24

7.1       Stocktake                                                               24
7.2       Completion Accounts                                                     24
7.3       Basis of preparation                                                    24
7.4       Instructions to Auditors                                                24
7.5       Access to information                                                   24

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
7.6       Review of Completion Accounts                                           25
7.7       Dispute Resolution Procedure                                            25
7.8       Costs                                                                   26

8.        TAX MATTERS                                                             26

8.1       Section 338(h)(10) Election                                             26
8.2       Pre-Completion Tax returns                                              26
8.3       Post-Completion Tax returns                                             27
8.4       Straddle Period calculations                                            27

9.        PURCHASER'S UNDERTAKINGS REGARDING GROUP EMPLOYEES                      27

10.       SUPERANNUATION                                                          28

10.1      Cessation of participation in the funds                                 28
10.2      Transitional Superannuation Arrangements - employer contributions       28
10.3      Transitional Superannuation Arrangements - employee contributions       28
10.4      Superannuation Arrangements after the Withdrawal Date                   28
10.5      Employee consent                                                        29
10.6      Transfer of benefits from a Fund to the Purchaser's Fund                29
10.7      Unfunded liability of HJF Fund                                          30
10.8      Maintenance of earnings base                                            30
10.9      Reasonable endeavours                                                   31
10.10     Records                                                                 31

11.       WARRANTIES                                                              31

11.1      Warranties by Vendor                                                    31
11.2      Warranties by Purchaser                                                 31
11.3      Gross Up                                                                32
11.4      Time limits and other requirements for Warranty Claims                  32
11.5      Small Warranty Claims                                                   33
11.6      Maximum amount the Purchaser may recover                                34
11.7      Purchaser acknowledgments                                               34
11.8      Limits on types of Warranty Claims                                      34
11.9      Contingent Warranty Claims                                              35
11.10     Purchaser's obligations for Warranty Claims relating to third parties   36
11.11     Purchaser must pursue third parties                                     36
11.12     Benefits received                                                       36

12.       VENDOR'S INDEMNITIES                                                    37

12.1      General indemnity                                                       37
12.2      Redundancy indemnity                                                    37
12.3      Indemnity for customer Claims                                           38
12.4      Superannuation indemnity                                                38
12.5      Indemnity for US Taxes                                                  39
12.6      Indemnity for Management Incentive Program Payments                     39
12.7      Capacity                                                                40
12.8      Continuing security                                                     40
12.9      Obligations and rights not affected by certain matters                  40
12.10     Principles for recovery under the indemnities                           40

13.       PURCHASER'S INDEMNITY                                                   41

13.1      Indemnity for breach of positive obligations                            41
13.2      Continuing security                                                     41

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
13.3      Obligations and rights not affected by certain matters                  41
13.4      Principles for recovery under the indemnity                             41

14.       RESTRAINT OF VENDOR                                                     42

14.1      Definitions                                                             42
14.2      Prohibited activities                                                   42
14.3      Restraint Period                                                        42
14.4      Restraint Area                                                          43
14.5      Interpretation                                                          43
14.6      Exceptions                                                              43
14.7      Acknowledgments                                                         43

15.       CONFIDENTIALITY AND PUBLICITY                                           43

15.1      Confidentiality                                                         43
15.2      Confidential Information - until Completion or termination              44
15.3      Confidential Information - after Completion                             44
15.4      Announcements                                                           44

16.       TRANSITION PRODUCTS                                                     44

17.       LICENSED PRODUCTS                                                       45

18.       GST                                                                     46

18.1      Interpretation                                                          46
18.2      GST gross up                                                            46
18.3      Reimbursements                                                          46
18.4      Tax invoice                                                             46
18.5      Variation                                                               46
18.6      Recovery of GST                                                         46

19.       NOTICES AND OTHER COMMUNICATIONS                                        46

19.1      Service of notices                                                      46
19.2      Effective on receipt                                                    47

20.       MISCELLANEOUS                                                           47

20.1      Alterations                                                             47
20.2      Approvals and consents                                                  47
20.3      Assignment                                                              47
20.4      Costs                                                                   47
20.5      Stamp duty                                                              47
20.6      Survival                                                                47
20.7      Counterparts                                                            47
20.8      No merger                                                               48
20.9      Entire agreement                                                        48
20.10     Further action                                                          48
20.11     Severability                                                            48
20.12     Waiver  48
20.13     Relationship                                                            48
20.14     Governing law and jurisdiction                                          48
20.15     Time is of the essence                                                  49

SCHEDULE 1 - DETAILS OF THE COMPANY AND SUBSIDIARIES                              50

SCHEDULE 2 - FORM OF MERGER AGREEMENT                                             51

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
SCHEDULE 3 - MATERIAL CONTRACTS                                                   52

SCHEDULE 4 -  CALCULATION OF ADJUSTMENT AMOUNT                                    53

SCHEDULE 5 - WARRANTIES                                                           56

SCHEDULE 6 - INTELLECTUAL PROPERTY RIGHTS                                         85

SCHEDULE 7 - PROPERTIES                                                           86

SCHEDULE 8 - EQUIPMENT LEASES                                                     87

SCHEDULE 9 - EMPLOYEE DETAILS                                                     88

SCHEDULE 10 - DISCLOSED DOCUMENTS INDEX                                           89

SCHEDULE 11 - FIXED ASSET REGISTER                                                90

SCHEDULE 12 - AUDITED ACCOUNTS                                                    91

SCHEDULE 13 - MANAGEMENT ACCOUNTS                                                 92

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DETAILS

DATE

PARTIES

Name The J.M. Smucker Company (a corporation incorporated in the State of Ohio, United States of America)

Short form name       VENDOR
Notice details        Strawberry Lane, Orville, OH 44667-0280, United States of
                      America
                      Facsimile: + 1 330 684 3026
                      Attention: General Counsel

Name                  SPC Ardmona Limited
ABN                   68 059 317 618
Short form name       PURCHASER
Notice details        19-25 Camberwell Road, Hawthorn East, Victoria, Australia,
                      3123
                      Facsimile: + 61 03 5822 2121
                      Attention: Managing Director and Company Secretary

BACKGROUND

A     The Shares are legally and beneficially owned by the Vendor as set out in
      Schedule 1.

B The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares on the terms and conditions set out in this agreement.

AGREED TERMS

1.    DEFINED TERMS & INTERPRETATION

1.1   DEFINED TERMS

      In this agreement:

      ACCC means the Australian Competition and Consumer Commission.

      ASIC means the Australian Securities and Investments Commission.

      ASX means Australian Stock Exchange Limited.

      ACCOUNTING STANDARDS means:

      (a) accounting standards approved under the Corporations Act and its requirements about the preparation and contents of accounts; and

      (b) generally accepted accounting principles, policies, practices and procedures in Australia.

      ACCOUNTS DATE means 30 April 2003, being the date in respect of which the Audited Accounts have been prepared.

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      ACTUARY means the actuary of the Vendor's Fund as at the Completion Date.

      ACTUARY'S LETTER means the letter to be provided by the actuary of the HJF Fund to the Purchaser which sets out each Group Company's contribution rates to the HJF Fund and the frequency at which those contributions are to be made, during the period between the Completion Date and the Withdrawal Date.

      AFFILIATED GROUP means any affiliated group within the meaning of Code
      Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

      ADJUSTMENT AMOUNT means the Preliminary Amount as adjusted in accordance with clause 7.3(b).

      ASSETS means the assets owned or used by the Group Companies in conducting the Business as at the date of this agreement, particulars of which are set out in Schedule 11 in respect of fixed Assets.

      ASSOCIATE means, in relation to a person:

      (a) an associate of the person under sections 10 to 17 of the Corporations Act as if section 12(1) of that Act included a reference to this agreement;

      (b)   a company or trust of which the person has Control;

      (c)   the spouse or child over the age of 18 of the person; or

      (d)   a Related Body Corporate of that person.

      AUDITED ACCOUNTS means:

      (a) the audited consolidated balance sheet of the Australian Subsidiaries as at the Accounts Date; and

      (b) the audited consolidated profit and loss statement and statement of cash flows of the Australian Subsidiaries for the financial year ended on the Accounts Date,

      together with the notes to, and the reports of the directors in respect of, those accounts. A copy of the Audited Accounts is reproduced in
      Schedule 12.

      AUDITORS means the auditors of the Group Companies.

      AUSTRALIAN MIGRATION has the meaning given to that term in clause 5.7(a).

      AUSTRALIAN SUBSIDIARIES means Henry Jones Foods and Hallco.

      BOOKS AND RECORDS means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the date of this agreement, belonging or relating to or used by any Group Company including certificates of registration, minute books, statutory books and registers, books of account, Tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records.

      BUSINESS means the business carried on by the Group as at the date of this agreement, including the business of the manufacture and sale of conserves, jams, fruit pulps, marinades and sauces, toppings, fruit bars and related food products.

      BUSINESS DAY means:

      (a) for receiving a Notice under clause 19, a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the Notice is received; and

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      (b)   for all other purposes, a day that is not a Saturday, Sunday, public holiday or bank holiday in Victoria, Australia.

      BUSINESS HOURS means from 9.00am to 5.00pm on a Business Day.

      CATEGORY A MEMBER means a member of Category A of the HJF Fund, pursuant to the trust deed of the HJF Fund as amended from time to time.

      CATEGORY B MEMBER means a member of Category B of the HJF Fund, pursuant to the trust deed of the HJF Fund as amended from time to time.

      CATEGORY C MEMBER means a member of Category C of the HJF Fund, pursuant to the trust deed of the HJF Fund as amended from time to time.

      CATEGORY D MEMBER means a member of Category D of the HJF Fund, pursuant to the trust deed of the HJF Fund as amended from time to time.

      CLAIM includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or a party to this agreement.

      CODE means the United States Internal Revenue Code of 1986. All section references to the Code or Treasury Regulations include all similar provisions under the applicable state, local or foreign tax law.

      COMPANY means HJF Acquisition Corporation (a corporation incorporated in the State of Delaware, United States of America), further details of which are set out in Schedule 1.

      COMPLETION means completion of the sale and purchase of the Shares contemplated by this agreement.

      COMPLETION ACCOUNTS means the audited consolidated balance sheet of the Company and the Subsidiaries as at midnight on 30 April 2004, to be prepared in accordance with clause 7.

      COMPLETION DATE means the date on which Completion occurs, being:

      (a) the Business Day which is at least 2 Business Days after the date on which each of Conditions 1 and 2 in clause 2.1 are satisfied in accordance with clause 2;

      (b)   if clause 7.7 applies, the date determined by clause 7.7(h); or

      (c)   such later date as the parties agree in writing.

      COMPLETION EMPLOYEE means all employees of the Group Companies as at the Completion Date, including any Management Employee.

      CONDITIONS means the conditions set out in clause 2.1.

      CONFIDENTIAL INFORMATION means:

      (a) all information of or used by any Group Company relating to their transactions, operations and affairs;

      (b)   all other information treated by any Group Company as confidential;

      (c) all notes, data, reports and other records (whether or not in tangible form) based on, incorporating or derived from information referred to in paragraphs (a) or (b); and

      (d) all copies (whether or not in tangible form) of the information, notes, reports and records referred to in paragraphs (a), (b) or
            (c),

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      that is not public knowledge (otherwise than as a result of a breach of a confidentiality obligation of a party).

      CONTROL means:

      (a)   of a company by a person:

            (i) the person determines the composition of the board of directors of the company;

            (ii) the board of directors of the company is accustomed to act in accordance with the instructions, directions or wishes of the person; or

            (iii) the person holds or owns (alone or with its Associates or
                  Related Bodies Corporate):

                  (A)   the majority of the issued shares of the company;

                  (B) the majority of the issued shares of the ultimate holding company of the company; or

                  (C) the majority of any securities or other rights granted by the company entitling holders to distributions based on the profits, earnings or net liquidation proceeds of the company; and

      (b)   of a trust by a person:

            (i)   the person is the sole trustee of the trust;

            (ii) the composition of the board of directors of any trustee company of the trust is determined by the person;

            (iii) the board of directors of any trustee company of the trust is accustomed to act in accordance with the instructions, directions or wishes of the person; or

            (iv) the person holds or owns (alone or with its Associates or Related Bodies Corporate):

                  (A) the majority of the issued shares of any trustee company of the trust;

                  (B) the majority of the issued shares of the ultimate holding company of any trustee company of the trust; or

                  (C) the majority of the units, securities or other rights granted by the trust which entitling holders to distributions from the trust.

      CORPORATIONS ACT means the Corporations Act 2001 (Cth).

      DELAWARE NEWCO 2 means Ardmona Acquisition Corporation, a corporation incorporated in the State of Delaware, United States of America, further particulars of which are set out in Schedule 1.

      DISCLOSED DOCUMENTS INDEX means the index of disclosed documents agreed by the Vendor and the Purchaser in relation to the Group and the Business, an initialled copy of which is reproduced in Schedule 10.

      DIVIDEND means the unfranked dividend of $12,500,000 declared and paid by Henry Jones Foods to Smucker Australia on 29 April 2004.

      DISCLOSURE LETTER means the letter dated on or about the date of this agreement from the Vendor to the Purchaser entitled 'Disclosure Letter', making disclosures against the Warranties.

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      DISCLOSURE MATERIAL means the written information made available to the
      Purchaser and its advisers during the course of its investigations in respect of the Business and the Group comprising:

      (a)   the material listed in the Disclosed Documents Index; and

      (b)   the Disclosure Letter.

      EFFLUENT PONDS means the effluent ponds located adjacent to the freehold property referred to in Schedule 7 and used by Henry Jones Foods for trade waste and waste water disposal under the Kyabram Town Council Agreement.

      EMPLOYEES means all employees of the Group Companies as at Completion, including the Management Employees, particulars of whom are provided in
      Schedule 9.

      ENCUMBRANCE includes mortgage, charge, lien, restriction against transfer, encumbrance and other third party interest.

      ENVIRONMENTAL WARRANTIES means the representations and warranties set out in paragraph 16 of Schedule 5.

      EQUIPMENT LEASES means the leases held by the Group Companies in respect of plant, equipment and motor vehicles, the particulars of which are set out in Schedule 8.

      FREEHOLD PROPERTIES means those Properties listed in Part 1 of Schedule 7 which are real property owned by a Group Company.

      FUND means the HJF Fund and the Participating Funds.

      GOVERNMENT AUTHORITY means:

      (a)   a government, whether foreign, federal, state, territorial or local;

      (b) a department, office or minister of a government acting in that capacity; or

      (c) a commission, delegate, instrumentality, agency, board or other governmental, semi-governmental, judicial, administrative, monetary or fiscal authority, whether statutory or not.

      GROUP means the Company and the Subsidiaries, particulars of which are set out in Schedule 1.

      GROUP COMPANY means any one of the Company and the Subsidiaries and GROUP COMPANIES means all of them.

      GST has the meaning given to that term in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

      HALLCO means Hallco No. 39 Pty Ltd ACN 089 247 094 (being one of the Subsidiaries).

      HENRY JONES FOODS means Henry Jones Foods Pty Ltd ACN 007 179 857 (being one of the Subsidiaries).

      HJF SUPERANNUATION NOMINEES means Henry Jones Foods Kyabram Superannuation Nominees Pty Ltd ACN 064 925 999, being the trustee of the HJF Fund.

      HJF FUND means the Henry Jones Foods Kyabram Superannuation Fund.

      INDEPENDENT ACCOUNTANT means a chartered accountant or firm of chartered accountants appointed under clause 7.7(d).

      KYABRAM TOWN COUNCIL AGREEMENT means the agreement between Henry Jones Foods and The Mayor Councillors and Burgesses of the Town of Kyabram dated 26 June 1989, as varied in

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      accordance with a supplemental agreement between Henry Jones Foods and The
      Kyabram Town Council dated 9 November 1994.

      LAW includes any statute, legislation, law, regulation, by-law, scheme, determination, ordinance, rule or other statutory provision (whether Commonwealth, State or municipal).

      LEASES means the leases held by Henry Jones Foods in respect of plant, equipment and motor vehicles, the particulars of which are set out in
      Schedule 7.

      LIABILITIES includes all liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatever description.

      LICENSED PRODUCTS means:

      (a)   the product described as '1508033 A10 x 3 Chocolate Fudge';

      (b)   the product described as '1508031 A10 x 3 Caramel Fudge'; and

      (c)   the product described as '1508002 A10 x 3 Strawberry Topping'.

      MANAGEMENT ACCOUNTS means:

      (a) the unaudited consolidated balance sheet of the Australian Subsidiaries (other than Delaware Newco 2) as at 28 February 2004; and

      (b) the unaudited consolidated profit and loss statement and statement of cash flows of the Australian Subsidiaries (other than Delaware Newco 2) for the 10 months ended 28 February 2004,

      as prepared by the management of the Group, together with the notes to, and the reports of the directors in respect of, those accounts. A copy of the Management Accounts is reproduced in Schedule 12.

      MANAGEMENT EMPLOYEE means any of Ross Mudford, Mark Eva, Nelson Beatty, Eileen Curtis or Clyde Pereira.

      MATERIAL ADVERSE CHANGE means:

      (a) the destruction of or damage rendering unusable or irreparable any of the fixed Assets that are material to the operation of the Business; or

      (b) the occurrence of a change, event or circumstance in relation to the Business or a Group Company which has resulted in or is reasonably likely to result in either:

            (i) a reduction of $250,000 or more in the consolidated earnings before interest, tax, depreciation and amortisation of the Group for the financial year ended 30 April 2004; or

            (ii) a reduction of $2,500,000 or more in the consolidated net assets of the Group as at the date of the Management Accounts.

      MATERIAL CONTRACTS means all material contracts or agreements to which a Group Company is a party or by which a Group Company may be bound as at the date of this agreement, particulars of which are provided in Schedule 3.

      MERGER AGREEMENT means an agreement entitled 'AGREEMENT AND PLAN OF MERGER' in substantially the form set out in Schedule 2 to be entered into prior to Completion between Smucker Australia and Delaware Newco 2, in respect of the Merger Transaction.

      MERGER TRANSACTION means the merger of Smucker Australia with and into Delaware Newco 2 under the Merger Agreement and otherwise in accordance with the laws of the States of Ohio and Delaware, United States of America, such that Smucker Australia ceases to exist as a separate

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      legal entity and all of its assets and liabilities become assets and liabilities of Delaware Newco 2, with Delaware Newco 2 being:

      (a)   the successor at law of Smucker Australia; and

      (b) the holder and beneficial owner of all of the shares in Henry Jones Foods.

      MIDNIGHT in relation to a day is the first midnight to occur after the commencement of that day.

      OHIO FRANCHISE TAX means that Tax imposed on all corporations, business trusts and certain limited liability companies by Chapter 5733 of the Ohio Revised Code.

      OHIO REVISED CODE means the body of all statutes of a permanent and general nature of the State of Ohio, which statutes:

      (a)   have been passed by the legislature of the State of Ohio;

      (b)   have been approved by the Ohio State governor; and

      (c) are revised and consolidated into general provisions, titles, chapters and sections.

      1936 TAX ACT means the Income Tax Assessment Act 1936 (Cth).

      1997 TAX ACT means the Income Tax Assessment Act 1997 (Cth) and includes, where appropriate, the Income Tax (Transitional Provisions) Act 1997
      (Cth).

      NET ASSETS AMOUNT means the amount of the net assets of the relevant Group Companies as at midnight on 30 April 2004 as set out in the Completion Accounts, agreed by the parties or determined by the Independent Accountant under clause 7.7, as the case may be.

      PARTICIPATING FUNDS mean each of the superannuation funds known as the Superannuation Trust of Australia and the Food Industry Superannuation Trust of Australia.

      PRE-COMPLETION PARTIAL TAX PERIOD means the portion of any Straddle Period up to and including the Completion Date.

      PRELIMINARY AMOUNT has the meaning given in Part A of Schedule 4.

      PROPERTIES means the real property (whether leasehold or freehold) owned or occupied by any of the Group Companies, particulars of which are provided in Schedule 7.

      PURCHASE PRICE means the amount calculated as provided in clause 4 and
      Schedule 4.

      PURCHASER'S ENVIRONMENTAL REPORT means the report prepared by GHD Pty Ltd on behalf of the Purchaser in respect of the environmental condition of the Properties and dated April 2004.

      PURCHASER'S FUND has the meaning given to it in clause 10.4.

      RELATED BODY CORPORATE has the meaning given to that term in the Corporations Act.

      SECTION 338(h)(10) ELECTION means an election under section 338(h)(10) of the Code and any corresponding election under state, local and foreign tax law with respect to the purchase and sale of the Shares and with respect to Delaware Newco 2.

      SHARES means all of the issued shares in the capital of the Company.

      SMUCKER AUSTRALIA means Smucker Australia Inc., a corporation incorporated in the State of Ohio, further particulars of which are set out in Schedule 1, and on or after the completion of the Merger Transaction, its successor corporation.

      SGA ACT means the Superannuation Guarantee (Administration) Act 1992.

      SGC ACT means the Superannuation Guarantee Charge Act 1992.

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      SIS ACT means the Superannuation Industry (Supervision) Act 1993 (Cth) and
      Superannuation Industry (Supervision) Regulations 1994.

      STOCK means all raw materials, supplies, packaging and containers, work-in-progress, finished products, parts and components and other inventory of the Group Companies, including items of stock in transit or on consignment to customers.

      STRADDLE PERIOD means any taxable period beginning before the Completion Date and ending after the Completion Date.

      STRAWBERRY CONCENTRATE means the product described as '3300201 Strawberry Conc 4 x W/Seed (JMS Code: 70/475 # Strawberry Concentrate Item 1682)'.

      STRAWBERRY ESTER means the product described as '3500212 Strawberry Ester (JMS Code: Oz Straw Ess Item 91682)'.

      SUBSIDIARIES means the corporations listed in Schedule 1 as subsidiaries of the Company and includes Delaware Newco 2 and Smucker Australia.

      SUPERANNUATION ARRANGEMENT means any fund, plan, scheme, agreement or arrangement under which superannuation benefits, retirement benefits, life assurance benefits, death or disability benefits, pensions or annuities are or may be provided to or in respect of any present or former Employees of the Group Companies or their respective dependants.

      TAX includes income tax, capital gains tax, franchise tax, franking deficit tax, franking additional tax, over-franking tax, withholding tax, fringe benefits tax, pay-as-you-earn tax, pay-as-you-go tax, sales tax, customs duty, payroll tax, land tax, stamp duty, financial institutions duty, debits tax, water and municipal rates, gift tax, estate tax, superannuation contributions and charges, social security and national insurance contributions, purchase, goods and services tax, value added tax, prescribed payments and all other taxes, charges, assessments, contributions, withholdings, remittences, imposts, duties, excises, rates and levies in any part of the world and any penalties, interest, fines or other costs in relation to any Tax.

      TAXATION WARRANTIES means each of the representations and warranties set out in paragraph 10 of Schedule 5.

      TRANSFER AMOUNT means the amount to be transferred under clause 10.7.

      TRANSITION PRODUCTS means Strawberry Concentrate and Strawberry Ester.

      VENDOR'S BUSINESS means the business carried on by the Vendor as at the date of this agreement of the manufacture and sale of jams, jellies, preserves, conserves, marmalades, butters, fruit spreads and related food products.

      VENDOR DISTRIBUTION means the distribution by Smucker Australia to the Vendor of cash on or about the time of payment of the Dividend.

      VENDOR'S INTELLECTUAL PROPERTY means all Intellectual Property Rights (as that term is defined in Schedule 5) of the Vendor used in respect of the Licensed Products, as specified in Part 2 of Schedule 6.

      WARRANTIES means each of the representations and warranties given by the Vendor under clause 11 and set out in Schedule 5, including the Environmental Warranties, the Taxation Warranties, the Vendor's acknowledgments and confirmations in clause 5.1(a).

      WARRANTY CLAIM means any Claim by the Purchaser (or any person making a Claim through or on behalf of the Purchaser) against the Vendor for breach of any of the Warranties.

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      WITHDRAWAL DATE means the date which is 3 months after the Completion
      Date, or any earlier date:

      (a)   in respect of a Participating Fund, specified by the Purchaser; and

      (b)   in respect of the HJF Fund, agreed between the parties,

      as the date on which each Group Company will cease to be a participating employer in, and as the case may be, the principal participating employer of, the relevant Fund.

1.2   INTERPRETATION

      In this agreement, except where the context otherwise requires:

      (a) the singular includes the plural and vice versa, and a gender includes other genders;

      (b) another grammatical form of a defined word or expression has a corresponding meaning;

      (c) a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this agreement, and a reference to this agreement includes any schedule or annexure;

      (d) a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

      (e)   a reference to A$, $A, DOLLAR or $ is to Australian currency;

      (f)   a reference to $US or US$ is to United States currency.

      (g)   a reference to time is to Victoria, Australia time;

      (h) a reference to a party is to a party to this agreement, and a reference to a party to a document includes the party's executors, administrators, successors and permitted assigns and substitutes;

      (i) a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

      (j) a reference to a statute, ordinance, code or other law means a statute, ordinance, code or other law of any jurisdiction and includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

      (k) a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

      (l) the meaning of general words is not limited by specific examples introduced by INCLUDING, FOR EXAMPLE or similar expressions;

      (m) any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

      (n) any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

      (o) a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it; and

      (p) if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

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1.3   HEADINGS

      Headings are for ease of reference only and do not affect interpretation.

2.    Conditions

2.1   CONDITIONS

      Completion of the sale and purchase of the Shares under this agreement is subject to the following conditions precedent being satisfied before 30 June 2004 or such other date as the parties agree.

                                                                                          PARTY ENTITLED
                                    CONDITION                                               TO BENEFIT
1.    Smucker Australia and Delaware Newco 2 entering into the Merger Agreement        Vendor and Purchaser
      and the Merger Transaction being completed according to the terms of the
      Merger Agreement and otherwise being effective under and in compliance with the laws of the States of Ohio and Delaware, United States of
      America.

2.    The Treasurer of the Commonwealth of Australia consenting under the              Vendor and Purchaser
      Foreign Acquisition and Takeovers Act 1975 (Cth) (FATA) to the acquisition of all of the issued shares in Henry Jones Foods by Delaware Newco 2 under the Merger Transaction. If that consent is given subject to conditions or requirements, this condition is not fulfilled unless those conditions or requirements are reasonably acceptable to the Purchaser and the Vendor.
      For the purpose of this condition, the Treasurer is taken to have consented to the acquisition of all of the issued shares in Henry Jones
      Foods by Delaware Newco 2 under the Merger Transaction if:

      (a) the Treasurer issues a notice under FATA stating that the Commonwealth Government does not object to the acquisition of all of the issued shares in Henry Jones Foods by Delaware Newco 2 under the Merger Transaction; or

      (b) the Treasurer is, by reason of lapse of time, not empowered to make an order under FATA in relation to the acquisition of all of the issued shares in Henry Jones Foods by Delaware Newco 2 under the Merger Transaction.

3.    There being no Material Adverse Change or if such a change occurs before              Purchaser
      Completion, its effect is made good or remedied to the reasonable satisfaction of the Purchaser by Completion.

4.    There being no material breach or any facts or circumstances that may                 Purchaser
      reasonably be expected to lead to a material breach of any of the Warranties before Completion.

5.    The Vendor complying with its obligations under clause 5.7(b) with respect            Purchaser
      to the Australian Migration.

6.    The Vendor doing all things required of it under clause 8.1(b) to enable the          Purchaser
      Company and, if required, any Group Company to make the Section 338(h)(10)
      Election.

7.    The delivery of the Actuary's Letter referred to in clause 10.2.                      Purchaser

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2.2   WAIVER OF CONDITIONS

      A Condition may only be waived in writing by each party entitled to the benefit of that Condition (as specified in relation to each Condition in the second column of the table in clause 2.1) and will be effective only to the extent specifically set out in that waiver.

2.3   CONDUCT OF THE PARTIES

      Each party must use all reasonable efforts within its own capacity to ensure that each Condition is fulfilled by midnight on the day before the Completion Date.

2.4   FAILURE OF CONDITION

      If a party has complied with its obligations under clause 2.3, it may terminate this agreement by giving notice in writing to the other parties if one or more Conditions are not fulfilled by midnight on the day before the Completion Date or another date agreed by the parties in writing.

2.5   ACTION ON TERMINATION

      (a) On termination of this agreement under clause 2.4, or for any other reason, each party must stop, and must cause its permitted disclosees to stop, using confidential information of another party and, at the other party's option:

            (i)   return to the other party;

            (ii) destroy and certify in writing to the other party the destruction of; or

            (iii) destroy and permit a representative of the other party to witness the destruction of,

            all confidential information in its possession or control.

      (b) Termination of this agreement does not affect any accrued rights or remedies of a party.

3.    SALE AND PURCHASE

3.1   AGREEMENT TO SELL AND PURCHASE

      The Vendor as beneficial owner agrees to sell to the Purchaser, and the Purchaser agrees to buy from the Vendor, the Shares:

      (a)   for the Purchase Price;

      (b)   free from Encumbrances;

      (c) with all rights, including dividend and voting rights, attached or accrued to them on or after the date of this agreement; and

      (d)   subject to this agreement.

3.2   WAIVER OF PRE-EMPTIVE RIGHTS

      The Vendor waives in favour of the Purchaser any rights of pre-emption which the Vendor or a Related Body Corporate of it has or may have in respect of any of the Shares.

4.    PURCHASE PRICE AND OTHER PAYMENTS

4.1   AMOUNT

      The Purchase Price for the Shares is $51,000,000 plus or minus (as the case may be) the Adjustment Amount as provided in Part C of Schedule 4 and disregarding the fact that the Adjustment Amount may be a negative amount.

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4.2   PAYMENT OF THE PURCHASE PRICE

      The Purchaser must pay the Purchase Price on the Completion Date.

4.3   METHOD OF PAYMENT

      Unless the context otherwise requires, where an amount is required to be paid to a party (RECEIVING PARTY) by another party (PAYING PARTY) under this agreement, that amount must be paid by the electronic transfer of funds to the Receiving Party, or otherwise as set out in the written direction of the Receiving Party if that written direction is received by the Paying Party more than 2 Business Days before the date upon which payment of the amount is due.

4.4   INTEREST ON OVERDUE PAYMENTS

      (a) Without prejudice to any other rights or remedies of the Vendor, if the Purchaser fails to make any payment required under this agreement by the due date for payment, then the Purchaser must pay to the Vendor interest on the unpaid amount at the Bank of Melbourne Business Overdraft Rate (as varied from time to time) plus 2%. Such interest will accrue from the date payment was due to the date payment is made, will be calculated daily and capitalised monthly, and must be paid by the Purchaser upon demand by the Vendor.

      (b) Without prejudice to any other rights or remedies of the Purchaser, if the Vendor fails to make any payment required under this agreement by the due date for payment, then the Vendor must pay to the Purchaser interest on the unpaid amount at the Bank of Melbourne Business Overdraft Rate (as varied from time to time) plus 2%. Such interest will accrue from the date payment was due to the date payment is made, will be calculated daily and capitalised monthly, and must be paid by the Vendor upon demand by the Purchaser.

4.5   ALLOWANCE FOR REMEDIATION OF EFFLUENT PONDS

      The parties acknowledge and agree that:

      (a) the Purchase Price specified in clause 4.1 includes an allowance in the amount of $250,000 in favour of the Purchaser for the estimated costs of remediation of the Effluent Ponds under the Kyabram Town Council Agreement;

      (b) if the costs of remediating the Effluent Ponds under the Kyabram Town Council Agreement are less than $250,000, the Vendor is not entitled to make a Claim on the Purchaser in respect of the difference;

      (c) if the costs of remediating the Effluent Ponds under the Kyabram Town Council Agreement are greater than $250,000, the Purchaser is not entitled to make a Claim on the Vendor in respect of the difference; and

      (d) despite any other provision of this agreement, on and from Completion, the Vendor will have no Liability in respect of the Effluent Ponds, whether pursuant to the Kyabram Town Council Agreement or otherwise.

5.    PRE-COMPLETION AND OTHER MATTERS

5.1   PAYMENT OF DIVIDEND AND VENDOR DISTRIBUTION

      (a)   The Vendor warrants to the Purchaser that:

            (i) prior to the date of this agreement, the directors of Henry Jones Foods have declared and fully paid the Dividend to Smucker Australia;

            (ii) the Dividend was paid from the cash reserves of Henry Jones Foods;

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            (iii) prior to the date of this agreement, Smucker Australia has paid the Vendor Distribution to the Vendor;

            (iv) the Vendor Distribution was fully paid from the proceeds of the Dividend received by Smucker Australia; and

            (v) each Group Company has discharged all Liabilities in relation to the Dividend and the Vendor Distribution and the Vendor has no Claim against Smucker Australia or any other Group Company with respect to the Dividend or the Vendor Distribution or both.

      (b) The Purchaser disclaims any involvement in the declaration, authorisation, issuance and payment of the Dividend and the Vendor Distribution.

5.2   PRE-COMPLETION NOTICES

      (a) At least 2 Business Days before the Completion Date, the Vendor must give the Purchaser full and accurate written details of:

            (i) each bank or other financial institution with which the Group Companies have an account, safety deposit box or deposit; and

            (ii) the names of all persons authorised to draw on or have access to them.

      (b) At least 2 Business Days before the Completion Date, the Purchaser must notify the Vendor in writing of the authorities to operate bank accounts that are to be revoked and the names of the new signatories to those accounts.

5.3   CONTINUITY OF BUSINESS

      Until Completion, the Vendor must ensure that the Group Companies (and each of them):

      (a) conduct the Business in the usual and ordinary course, on arm's length commercial terms and substantially in the same manner as the Business was conducted prior to the date of this agreement; and

      (b) do not, without the prior consent of the Purchaser (with such consent not to be unreasonably withheld):

            (i)   destroy any Books and Records;

            (ii)  take any step to wind up any Group Company;

            (iii) take any action to effect a reorganisation, reclassification, reconstruction, consolidation or sub-division of the capital of any Group Company or any buy-back, redemption, reduction or cancellation of shares or share capital of any Group Company other than to implement the Merger Transaction;

            (iv) enter into any individual commitment for capital expenditure which is for more than $50,000 (inclusive of GST) or any series of commitments for more than $200,000 (inclusive of GST) in aggregate;

            (v) enter into, vary or terminate any contract which is for more than $50,000 (inclusive of GST), other than a contract for the supply of advertising and/or media services to a Group Company by a third party, or for a term of longer than one year;

            (vi) acquire, dispose of, or create an Encumbrance over, any of the Assets other than an acquisition or disposal in the usual and ordinary course of the Business and for less than $20,000 (inclusive of GST);

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            (vii) distribute or return any capital or pay any dividend to their members;

            (viii) borrow money, draw on any credit lines or provide any guarantee or other security to any third party;

            (ix) issue any shares, options or securities which are convertible into shares in any of the Group Companies;

            (x) alter the constitution, articles of incorporation or other constituent documents of any of the Group Companies other than pursuant to the Merger Transaction;

            (xi) alter any accounting policy or practice of the Group Companies, except as required by any change to the Accounting Standards;

            (xii) employ any new employee with an annual remuneration package of more than $60,000;

            (xiii) except in the usual and ordinary course of the Business or as required by any applicable law or industrial award, terminate, change the terms of employment, or pay or provide any bonus, to any employee; or

            (xiv) except as otherwise provided in this agreement, materially vary or terminate any of the Material Contracts.

5.4   ACCESS TO BUSINESS

      Until Completion the Vendor must:

      (a) ensure that Henry Jones Foods permits the Purchaser or its authorised representatives to have reasonable access during normal business hours to the Properties and the Assets, including the Books and Records;

      (b) answer any reasonable written enquiries or requisitions issued by the Purchaser; and

      (c) provide all information, assistance and facilities that the Purchaser reasonably requires.

      Any request by the Purchaser and its representatives under this clause 5.4 must not be made or pursued in such manner as to interfere unreasonably with the conduct of the Business or the business of the Vendor.

5.5   ASSISTANCE IN RELATION TO CHANGE OF CONTROL

      If a Lease or any Material Contract requires the consent of the relevant landlord or counterparty as a consequence of the proposed sale of the Shares to the Purchaser, then:

      (a) the parties must cooperate and use all reasonable endeavours to obtain that consent before Completion;

      (b) the Purchaser must, and must cause the relevant Group Company to, accept any terms imposed by the landlord or counterparty (as the case may be) that are reasonably required (including the provision of a guarantee from a Related Body Corporate of the Purchaser) or are not more onerous for the Purchaser or the relevant Group Company, or less favourable to the Purchaser or the relevant Group Company, than those which apply immediately before Completion;

      (c) the Purchaser must pay the costs of any third party (other than a Related Body Corporate of the Vendor) incurred in providing the required consent; and

      (d) the Purchaser must not delay or fail to complete the purchase of the Shares if that consent has not been obtained on or before Completion.

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5.6   TERMINATE DISCUSSIONS

      Until Completion, the Vendor must not solicit or respond to any enquiries or proposals by any person, other than the Purchaser, concerning an acquisition of the Shares or the assets of the Company or the Group.

5.7   TRANSFER OF REGISTRATION OF COMPANY

      (a) The Vendor acknowledges that, if this agreement is Completed according to its terms, the Purchaser intends, immediately following Completion, to take the steps necessary under law of the State of Delaware, United States of America (DELAWARE LAW), and Part 5B.1 of the Corporations Act to transfer the incorporation of the Company and Delaware Newco 2 so that:

            (i) the Company and Delaware Newco 2 will each cease to be registered as a corporation incorporated in the State of Delaware, United States of America; and

            (ii) the Company and Delaware Newco 2 are each registered in Victoria, Australia as a proprietary company limited by shares under Part 5B.1 of the Corporations Act,

            (together, the AUSTRALIAN MIGRATION).

      (b)   Prior to Completion, the Vendor undertakes to do in a timely manner:

            (i) all things required of it under Delaware law, the law of the State of Ohio, the law of any other State of the United States of America and Part 5B.1 the Corporations Act;

            (ii)  all things within its control; and

            (iii) all things reasonably requested by the Purchaser,

            in relation to the Merger Transaction and the Australian Migration, including executing and delivering documents, causing documents to be executed and delivered, certifying documents, causing documents to be certified, obtaining director and shareholder consents and anything related or incidental thereto, to place the Purchaser in the position that, immediately following Completion, the Purchaser will be able to lodge with ASIC a complying application under Part 5B.1 of the Corporations Act for each of the Company and Delaware Newco 2 to effect the Australian Migration, first in relation to Delaware Newco 2 and secondly in relation to the Company.

      (c) Following Completion, the Vendor undertakes to do in a timely manner:

            (i) any further things required of it under Delaware law, the law of the State of Ohio, the law of any other State of the United States of America and the Corporations Act;

            (ii)  any further things within its control; and

            (iii) any further things reasonably requested by the Purchaser,

            in relation to the Merger Transaction and the Australian Migration, including executing and delivering documents, causing documents to be executed and delivered, certifying documents, causing documents to be certified, obtaining director and shareholder consents, and anything related or incidental thereto, to enable the Purchaser to complete or otherwise perfect the Australian Migration, first in relation to Delaware Newco 2 and secondly in relation to the Company.

      (d) The Vendor acknowledges and agrees that time is of the essence in relation to its obligations under this clause 5.7.

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      (e)   The Vendor must bear its own costs incurred in complying with its obligations under this clause 5.7.

      (f) The Purchaser must bear its own costs incurred in effecting the Australian Migration. For the avoidance of doubt, nothing in this clause 5.7(f) restricts or limits the Purchaser's indemnity under clause 12.1 in respect of any breach by the Vendor of its obligations under this clause 5.7.

6.    COMPLETION

6.1   TIME AND PLACE

      If all of the Conditions have been fulfilled or waived under clause 2.1, Completion will take place at 2.00 p.m. on the Completion Date at the offices of Baker & McKenzie, Level 39, 525 Collins Street, Melbourne, or another time and place agreed by the parties.

6.2   OBLIGATIONS OF THE VENDOR

      At or before Completion, the Vendor must:

      (a) deliver to the Purchaser evidence satisfactory to the Purchaser that Conditions 1, 2 and 7 in clause 2.1 have been satisfied;

      (b) deliver to the Purchaser duly executed and completed transfers of the Shares in favour of the Purchaser in registrable form together with the relevant share certificates;

      (c) deliver to the Purchaser duly executed and completed transfers in favour of the Purchaser of any shares in the Subsidiaries which are not registered in the name of the Company or another Subsidiary in registrable form together with the relevant share certificates;

      (d) deliver all documents and otherwise do (and cause to be done) the acts, matters and things that clause 5.7(b) provides for the Vendor to do (and to cause to be done) at or before Completion in respect of the Australian Migration, including delivering counterparts of the Merger Agreement duly executed by Smucker Australia and Delaware Newco 2;

      (e) deliver to the Purchaser evidence satisfactory to the Purchaser that:

            (i) the Merger Transaction has been completed in compliance with and is effective under the laws of the States of Ohio and Delaware, United States of America;

            (ii) Delaware Newco 2 is the successor at law of Smucker Australia; and

            (iii) Delaware Newco 2 is the legal and beneficial owner of all of the issued share capital in Henry Jones Foods;

      (f) deliver all documents and otherwise do (and cause to be done) the acts, matters and things that clause 8.1(b) provides for the Vendor to do (and cause to be done) at or before Completion in respect of the Section 338(h)(10) Election;

      (g) produce to the Purchaser any power of attorney or other authority under which this agreement, the transfers of the Shares and any shares referred to in clause 6.2(c) are executed;

      (h) deliver to the Purchaser copies of any consents and waivers required under clause 3.2;

      (i) cause to be held a meeting of the directors of the Company and to obtain at that meeting, subject to the payment of stamp duty (if any):

            (i) the approval of the registration of the transfer of the Shares in favour of the Purchaser;

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            (ii)  the cancellation of the existing share certificates for the
                  Shares; and

            (iii) the issue of a new certificate for the Shares in favour of the
                  Purchaser,

            or cause a circular resolution of the directors of the Company to be passed resolving to do the matters referred to in sub-paragraphs
            (i), (ii) and (iii) above;

      (j) cause to be held meetings of the directors of each Group Company (including the Company) accepting the resignations of all of the existing directors and other officeholders or cause a circular resolution of the directors of each Group Company to be passed resolving to accept those resignations, but in either case with all resignations being subject to and taking effect from Completion;

      (k) deliver to the Purchaser a letter (in the form approved by the Purchaser) from each resigning officer of a Group Company acknowledging that he or she has no Claim against any Group Company for breach of contract, loss of office, redundancy, compensation, payment or repayment of loans or otherwise, except for payments properly payable as an employee for accrued salary, holiday pay and long service leave up to the Completion Date;

      (l) if required by the Purchaser, cause the revocation, with effect from Completion, of all authorities relating to bank accounts of each Group Company;

      (m) deliver to the Purchaser all Books and Records complete and up to date (other than those which the Vendor is entitled to retain under clause 6.6), or otherwise place the Purchaser in control of the Books and Records by leaving them at the Properties;

      (n) deliver to the Purchaser, by leaving at the Properties, all of the following for the Group Companies which are in the possession of the
            Vendor:

            (i)   copies of the constitution or other constituent documents;

            (ii)  the common seal and duplicate seals;

            (iii) the Books and Records;

            (iv)  the certificates of incorporation;

            (v) share certificates representing all of the issued share capital of the Company;

            (vi) certificates of registration of all business names used in the Business;

            (vii) certificates of title for any relevant Assets;

            (viii) executed and stamped originals of all leases of the
                  Properties, the Material Contracts and any other contracts;

            (ix) certificates of registration and other documents of title for in respect of intellectual property rights; and

            (x)   all other Assets; and

      (o) do all other things necessary or desirable to transfer the Shares, to complete any other transaction contemplated by this agreement and to place the Purchaser in effective control of the Group and the Business.

6.3   OBLIGATIONS OF THE PURCHASER

      The Purchaser must:

      (a)   at Completion, pay the amount under clause 4.1; and

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      (b)   at or before Completion, deliver to the Vendor a copy of any power of attorney or other authority under which this agreement has been executed by the Purchaser (for example, a copy of the Purchaser's authorising board resolution).

6.4   SIMULTANEOUS ACTIONS AT COMPLETION

      In respect of Completion:

      (a) the obligations of the parties under this agreement are interdependent;

      (b) all actions required to be performed will be taken to have occurred simultaneously on the Completion Date; and

      (c) the Purchaser need not complete the purchase of any Shares unless the purchase of all the Shares is completed simultaneously.

6.5   DEFAULT IN COMPLETION

      If, without the written agreement of the Vendor and the Purchaser, Completion does not take place on the Completion Date due to the Vendor or the Purchaser (DEFAULTING PARTY) not complying with clause 6.2 or 6.3 (respectively), the following provisions will apply.

      (a) That of the Vendor or the Purchaser which is not the Defaulting Party (NON-DEFAULTING PARTY) may give the Defaulting Party a notice (COMPLETION NOTICE) requiring the Defaulting Party to comply with clause 6.2 or 6.3 (as the case may be) within 3 Business Days after the date the notice is given.

      (b) A Completion Notice will be effective only if the Non-Defaulting Party, at the time the notice is given, is in all respects ready, able and willing to proceed to effect Completion in accordance with the Completion Notice (and the Non-Defaulting Party states in the Completion Notice that it is so ready, willing and able) or is not so ready, able and willing to effect Completion only by reason of the default or omission of the Defaulting Party.

      (c) The Defaulting Party must comply with all of its obligations under clause 6.2 or 6.3 (as the case may be) within 3 Business Days after the date the Completion Notice is validly given.

      (d) If the Defaulting Party is the Purchaser and the Purchaser does not comply with its obligations referred to in clause 6.5(c), the Vendor may, without prejudice to any of its other rights or remedies available under this agreement or at law:

            (i)   sue the Purchaser for specific performance; or

            (ii) terminate this agreement and sue the Purchaser for damages, it being acknowledged and agreed that the entry by the Vendor into an unconditional contract for the resale of all or some of the Shares by the Vendor within 60 days after the Completion Date will take effect as a termination of this agreement by the Vendor, if this agreement has not previously been terminated, and the resale will be deemed to have occurred after termination.

      (e) If the Defaulting Party is the Vendor and the Vendor does not comply with its obligations referred to in clause 6.5(c), the Purchaser may, without prejudice to any of its other rights or remedies available under this agreement or at law:

            (i)   sue the Vendor for specific performance; or

            (ii)  terminate this agreement and sue the Vendor for damages.

      (f) If this agreement is terminated under this clause 6, this clause 6 and clause 15 continue to apply.

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6.6   BOOKS AND RECORDS

      The Vendor may retain after Completion copies of any Books and Records necessary for it to comply with any applicable law (including Tax law) and to prepare Tax or other returns required of them by law.

7.    COMPLETION ACCOUNTS

7.1   STOCKTAKE

      At the close of business on the fourth last Business Day prior to the Completion Date, the Vendor must commence a physical stocktake of all of the Stock. The Vendor and the Purchaser must use their respective reasonable endeavours to complete the Stocktake within 5 Business Days after the Completion Date.

7.2   COMPLETION ACCOUNTS

      The Vendor must as soon as practicable, and in any event no later than 5 Business Days before the Completion Date, procure the Group to prepare and give the Purchaser, Vendor and Auditors a balance sheet of the Australian Subsidiaries as at midnight on 30 April 2004.

7.3   BASIS OF PREPARATION

      (a) The Completion Accounts must be prepared in accordance with the Accounting Standards and on a basis consistent with:

            (i)   the basis on which the Audited Accounts were prepared; and

            (ii)  the basis on which the Management Accounts were prepared,

            and the Preliminary Amount must be calculated as provided in Part A of Schedule 4.

      (b) The Preliminary Amount must then be adjusted in accordance with the adjustment principles set out in Parts B and C of Schedule 4.

7.4   INSTRUCTIONS TO AUDITORS

      As soon as practicable after the Completion Accounts are prepared, but in any event no later than 5 Business days after the date specified in clause 7.2, the Vendor and the Purchaser must jointly instruct the Auditors to:

      (a) audit the Completion Accounts in accordance with the principles set out in clause 7.3(a) and calculate the Adjustment Amount in accordance with clause 7.3(b);

      (b) complete the audit and calculate the Adjustment Amount as soon as practicable, but in any event no later than 10 Business Days after the date the Completion Accounts are received from the Vendor and the Purchaser; and

      (c) give the Vendor and the Purchaser a written opinion on the Completion Accounts, the Adjustment Amount and, if requested by either the Vendor or the Purchaser, an opportunity to review the working papers of the Auditors used by them in preparing their writing opinion.

7.5   ACCESS TO INFORMATION

      The Vendor must ensure that all information and assistance reasonably requested by the Purchaser, or the Auditors, or both of them, is given to them to prepare and audit the Completion Accounts and calculate the Adjustment Amount, and must permit representatives of the Purchaser and the Auditors to have reasonable access to, and take extracts from or make copies of the Books

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      and Records to respectively review and audit the Completion Accounts and calculate the Adjustment Amount.

7.6   REVIEW OF COMPLETION ACCOUNTS

      If neither the Purchaser nor the Vendor dispute the Completion Accounts or the Adjustment Amount within 7 Business Days after the date on which they are given a copy of the written report of the audit and calculation under clause 7.4 (FINAL OBJECTION DATE) the Completion Accounts and the Adjustment Amount will be taken to be the final Completion Accounts and the Adjustment Amount will be final and binding on the parties. If either the Purchaser or the Vendor disputes the Completion Accounts or the Adjustment Amount before the Final Objection Date, the dispute will be determined in accordance with clause 7.7.

7.7   DISPUTE RESOLUTION PROCEDURE

      (a) If either the Purchaser or the Vendors disputes the Completion Accounts or the Adjustment Amount (DISPUTING PARTY), the Disputing Party must give the other party a notice (DISPUTE NOTICE) before the Final Objection Date setting out:

            (i)   reasonable details of each matter in dispute; and

            (ii)  the reasons why each matter is disputed.

      (b) Within 10 Business Days of the Disputing Party giving the other Party a Dispute Notice, the other party must give the Disputing Party a response in writing on the disputed matters (RESPONSE).

      (c) If the Vendor and the Purchaser have not resolved the dispute within 10 Business Days of the other party giving the Response to the Disputing Party, the dispute must promptly be submitted for determination to the Independent Accountant to determine the matter or matters in dispute.

      (d) The Independent Accountant must be agreed by the Vendor and the Purchaser. If the Vendors and the Purchaser cannot agree within 5 Business days of the other party giving the Response to the Disputing Party, then the Independent Accountant will be nominated, at the request of either the Vendor or the Purchaser, by the President of the Institute of Chartered Accountants (Victorian Branch).

      (e) The disputed matters must be referred to the Independent Accountant by written submission which must include the Completion Accounts, the calculation of the Adjustment Amount, the Dispute Notice, the Response and an extract of the relevant provisions of this agreement. The Independent Accountant must also be instructed to finish its determination no later than 20 Business Days after its appointment (or another period agreed by the parties).

      (f) The parties must promptly supply the Independent Accountant with any information, assistance and cooperation requested in writing by the Independent Accountant in connection with its determination. All correspondence between the Independent Accountant and a party must be copied to the other parties.

      (g) The Independent Accountant must act as an expert and not as an arbitrator and its written determination will be final and binding on the parties in the absence of manifest error and the Completion Accounts or the Adjustment Amount (as applicable) will be deemed to be amended accordingly and will be taken to comprise the final Completion Accounts or the final Adjustment Amount (as applicable).

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      (h)   The Completion Date will be deferred until the first Business Day after the day in which the dispute is resolved by the parties or determined by the Independent Expert as provided in this clause 7.7.

7.8   COSTS

      The costs of the:

      (a) Auditors in preparing the Completion Accounts and calculating the Adjustment Amount; and

      (b)   the Independent Accountant (if instructed),

      will be borne as to one-half by the Vendor and as to one-half by the Purchaser.

8.    TAX MATTERS

8.1   SECTION 338(h)(10) ELECTION

      (a) The Vendor agrees to join with the Purchaser in making the Section 338(h)(10) Election. The Purchaser shall be responsible for, and control, the preparation and filing of the Section 338(h)(10) Election. The Vendor and the Purchaser shall bear their own costs in relation to the making of the Section 338(h)(10) Election.

      (b) The Vendor must execute and deliver to the Purchaser at or before Completion such returns, documents, statements, and other forms as the Purchaser reasonably requests or that are required to be submitted to any federal, state, county or other local Taxing authority (whether in the United States or elsewhere) in connection with the Section 338(h)(10) Election, including, two completed counterparts of US IRS Form 8023 (together with any schedules or attachments thereto) signed by a duly authorised officer.

      (c) The Vendor authorises the Purchaser to file the completed election forms with the appropriate federal, state and local Taxing authorities (whether in the United States or elsewhere).

      (d) The Purchaser, the Company, Delaware Newco 2 and the Vendor must file all Tax returns (including amended returns and claims for refund) and information reports in a manner consistent with the
            Section 338(h)(10) Election.

      (e) The Vendor shall be solely responsible for, and shall pay, any federal, state, local or foreign Tax (and shall indemnify the Purchaser and the Company from and against any Tax liability or other adverse consequence arising out of any failure to pay such
            Tax) arising as a result of the Section 338(h)(10) Election, including, without limitation, any Tax imposed on the Company or any of the Subsidiaries by any state, local or foreign jurisdiction.

8.2   PRE-COMPLETION TAX RETURNS

      (a) The Vendor shall prepare and file in a timely manner all consolidated, combined or unitary Tax returns for the Vendor's Affiliated Group for all periods ending on or prior to the Completion Date (including, with respect to the Company, a short taxable year ending on the Completion Date) and shall include the income of the Company, Smucker Australia and Delaware Newco 2 in such returns and pay any Taxes attributable to such income.

      (b) All Tax returns contemplated by clause 8.2(a) shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. For all taxable periods ending on or before the Completion Date, the Vendor shall cause the Company and the Subsidiaries to file separate Tax returns in all jurisdictions requiring

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      separate reporting from the Vendor including the final Ohio Franchise Tax return for Smucker Australia, and the Vendor shall pay all Taxes shown on such returns.

      (c)   The Vendor agrees to provide the following documents to the
            Purchaser:

            (i) a copy for the Purchaser's review of portions of Tax returns relating to the Company and the Subsidiaries, at least 15 Business Days prior to the filing of such returns; and

            (ii)  proof of filing and evidence of Tax payments, if any.

      (d) The Company, the Subsidiaries and the Purchaser shall consult and cooperate with the Vendor as to any elections to be made on returns of the Company and the Subsidiaries for periods ending on or before the Completion Date.

8.3   POST-COMPLETION TAX RETURNS

      (a) The Purchaser shall prepare and file in a timely manner all Tax returns with respect to the Company and the Subsidiaries, other than the Tax returns referred to in clause 8.2, that are required to be filed after the Completion Date, and shall duly and timely pay all Taxes shown on such returns.

      (b) The Purchaser shall make such tax returns for a Straddle Period available for the Vendor's review and approval, which approval must not be unreasonably withheld or delayed, no later than 20 Business Days prior to the due date for filing such Tax returns.

      (c) Within 10 days prior to the due date for the filing of such Straddle Period Tax return, whether or not the Vendor agrees with the contents of such return, the Vendor shall pay the Company or the Purchaser an amount equal to the amount of Taxes shown as due on such return allocable to the Vendor under clauses 8.1 and 8.4, less any estimated Taxes paid for such Taxes prior to the Completion Date.

8.4   STRADDLE PERIOD CALCULATIONS

      (a) In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company and the Subsidiaries for the Pre-Completion Partial Tax Period shall be determined based on an interim closing of the books as of the close of business on the Completion Date.

      (b) The amount of other Taxes of the Company and the Subsidiaries for the Pre-Completion Partial Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction:

            (i) the numerator of which is the number of days in the taxable period ending on the Completion Date; and

            (ii) the denominator of which is the number of days in such Straddle Period.

9.    PURCHASER'S UNDERTAKINGS REGARDING GROUP EMPLOYEES

      The Purchaser acknowledges and agrees as follows.

      (a) Following the signing of this agreement, the Purchaser will regularly communicate with the Employees of the Group Companies to advise them of the Purchaser's intentions concerning their continuing employment after Completion.

      (b) In addition to any redundancy payments to which Employees other than Management Employees may be entitled, the Purchaser will offer formal outplacement services to any

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            employees (other than Management Employees) who are made redundant by the Purchaser after Completion.

10.   SUPERANNUATION

10.1  CESSATION OF PARTICIPATION IN THE FUNDS

      The Vendor and the Purchaser must do all that is reasonably necessary to ensure that each Group Company is able to irrevocably cease to be a participating employer in and, as the case may be, the principal participating employer of, the Funds as at the Withdrawal Date.

10.2  TRANSITIONAL SUPERANNUATION ARRANGEMENTS - EMPLOYER CONTRIBUTIONS

      (a) From the Completion Date to the Withdrawal Date, where a Completion Employee is:

            (i) a Category A Member, the Purchaser shall ensure that the Group Company which is the employer of that Completion Employee makes employer superannuation contributions to the HJF Fund in respect of that Completion Employee's service for that period at the rate and frequency specified in the Actuary's Letter;

            (ii) a Category B Member, the Purchaser shall ensure that the Group Company which is the employer of that Completion Employee makes employer superannuation contributions to the HJF Fund in respect of that Completion Employee's service for that period at the rate and frequency specified in the Actuary's Letter;

            (iii) a Category C Member, the Purchaser shall ensure that the Group
                  Company which is the employer of that Completion Employee makes employer superannuation contributions to the HJF Fund in respect of that Completion Employee's service for that period, which are the minimum level required to avoid the imposition of the Superannuation Guarantee Charge under the SGA Act and the SGC Act; or

            (iv) a member of a Participating Fund, the Purchaser shall ensure that the Group Company which is the employer of that Completion Employee makes employer superannuation contributions to the Participating Fund in respect of that Completion Employee's service for that period which are the minimum level required to avoid the imposition of the Superannuation Guarantee Charge under the SGA Act and the SGC Act.

      (b) For the avoidance of doubt, references in this clause 10.2 to employer superannuation contributions are references to contributions which a Group Company makes in respect of a Completion Employee, but do not include contributions which arise from employee salary sacrifice arrangements.

10.3  TRANSITIONAL SUPERANNUATION ARRANGEMENTS - EMPLOYEE CONTRIBUTIONS

      From the Completion Date to the Withdrawal Date, employee superannuation contributions (being those which arise from employee salary sacrifice arrangements and including those made for the benefit of the employee's spouse) shall continue to be made on the same basis and to the same superannuation fund as they were made immediately prior to the Completion Date, unless otherwise agreed between the relevant Completion Employee and the Group Company employing that person.

10.4  SUPERANNUATION ARRANGEMENTS AFTER THE WITHDRAWAL DATE

      The Purchaser agrees to make available a complying superannuation fund (as defined under the SIS Act) (PURCHASER'S FUND) to which each Group Company will make superannuation contributions in respect of its Completion Employees on and from the Withdrawal Date, which will provide accumulation benefits in respect of those employees.

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10.5  EMPLOYEE CONSENT

      (a)   Prior to the Withdrawal Date:

            (i) both the Vendor and Purchaser must use their respective best endeavours to procure that each Completion Employee consents to a variation to his or her contract of employment; and

            (ii) if any certified agreement (including the Henry Jones Foods (Enterprise Bargaining) Agreement 2003) or any other industrial instrument (including any award) requires that superannuation contributions be made to any of the Funds, both the Vendor and the Purchaser must use their respective best endeavours to procure that that industrial agreement be varied by order of the Australian Industrial Relations Commission, such that employer and/or employee superannuation contributions after the Withdrawal Date will only be made to the Purchaser's Fund, being an accumulation fund. The consent must be informed consent, obtained in writing and in compliance with law.

      (b) The variation to a contract of employment of any Completion Employee and, as applicable any certified agreement or other industrial instrument which is applicable to a Completion Employee, must not cause any overall increase in the superannuation obligations of the Purchaser or any Group Company, in respect of that Completion Employee unless otherwise agreed between the Vendor and the Purchaser.

      (c) In the event that, in respect of a Completion Employee who is a Category A or a Category B Member:

            (i) the consent to a variation of his or her contract of employment under clause 10.5(a); and

            (ii) the variation to the certified agreement or other industrial instrument under clause 10.5(b) which is applicable to that Completion Employee (if any),

            cannot be procured, the parties will agree upon appropriate alternative arrangements to those set out in this clause 10, in relation to the Superannuation Arrangements of that Completion Employee from the Withdrawal Date.

10.6  TRANSFER OF BENEFITS FROM A FUND TO THE PURCHASER'S FUND

      (a) The Purchaser and the Vendor must use their respective best endeavours to ensure that the trustees of the Fund and the Purchaser's Fund provide the Completion Employees and Category D Members with the option of transferring their respective benefit entitlements or interests in the Fund to the Purchaser's Fund as at or as soon as practicable after the Withdrawal Date.

      (b) If a Completion Employee or Category D Member does not wish to transfer his or her benefit entitlement or interest in a Fund to the Purchaser's Fund in accordance with clause 10.6(a), that person's benefit will be dealt with in accordance with the governing rules of the Fund to which that benefit relates and applicable superannuation law.

      (c) If a Completion Employee or Category D Member requests the transfer of his or her benefit entitlement or interest in a Fund in accordance with clause 10.6(a) and after the return of the relevant forms of election completed by that Completion Employee or Category D Member (or without the return of the forms if the transfer would otherwise be permitted by Australian superannuation law), then:

            (i) as soon as practicable after the request is notified to the trustee of the Fund, the Vendor must use its best endeavours to:

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                  (A)   cause the Actuary to make a calculation of the benefit
                        entitlement or interest of that:

                        (I) Completion Employee, where he or she is a member of the HJF Fund; or

                        (II)  Category D Member;

                        as at the Withdrawal Date; or

                  (B) where a Completion Employee is not a member of the HJF Fund, determine the benefit entitlement or interest of that Completion Employee, where he or she is a member of a Participating Fund as at the Withdrawal Date; and

            (ii) the Vendor and the Purchaser shall, after determination of that benefit entitlement or interest, use their respective best endeavours to facilitate the transfer of such entitlement or interest to the Purchaser's Fund together with interest (accruing daily) on that amount from the Withdrawal Date until the date of payment as determined by the trustee of the Fund in accordance with the Fund's governing rules from time to time and applicable superannuation law.

      (d) The parties acknowledge and agree that the benefit entitlement or interest of a Completion Employee or Category D Member transferred under this clause 10.6 shall be transferred on such conditions and be vested in the Purchaser's Fund on behalf of that Completion Employee or Category D Member on such terms as are agreed between the trustee of the Fund and the trustee of Purchaser's Fund, as permitted by those Funds' respective governing rules and applicable superannuation law.

10.7  UNFUNDED LIABILITY OF HJF FUND

      If the HJF Fund has an unfunded liability, arising because there are insufficient assets available to support any part of the amount to be transferred under clause 10.6(c) (TRANSFER AMOUNT) or the benefit entitlement or interest of any member or beneficiary of the HJF Fund, at:

      (a)   the date of transfer described at clause 10.6(c); or

      (b) the time the benefit entitlement or interest of any member or beneficiary of the HJF Fund is payable or transferable under the governing rules of the HJF Fund,

      then the Vendor must promptly make such contributions to the HJF Fund, or by some other arrangement, to completely reduce that unfunded liability to enable the HJF Fund trustee to permit:

      (c) in the circumstances described at clause 10.7(a) above, the Transfer Amount to be transferred to the Purchaser's Fund; or

      (d) in the circumstances described at clause 10.7(b) above, that benefit entitlement or interest to be payable or transferable.

10.8  MAINTENANCE OF EARNINGS BASE

      The Vendor must do all that is reasonably necessary to assist the Purchaser to maintain the earnings base applicable to a Completion Employee in use prior to the Completion Date, to enable the Purchaser or any Group Company, in accordance with applicable superannuation law, to continue to utilise that earnings base as the basis on which its superannuation obligations are calculated after the Completion Date.

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10.9 REASONABLE ENDEAVOURS

      The Purchaser and the Vendor agree to use their respective reasonable endeavours to give effect to this clause 10 and the transactions contemplated by it, and where third party approval is required, this includes using reasonable endeavours to procure that third parties do likewise.

10.10 RECORDS

      No later than 5 Business Days after a written request from the Purchaser, the Vendor must give the Purchaser written notice disclosing details of:

      (a) any Group Company's Superannuation Arrangements as at a date immediately prior to the Completion Date; and

      (b) for each Completion Employee and Category D Member, the name of each superannuation fund to which the Group Company contributes for each such person and the contact details of the trustee of such fund.

11.   WARRANTIES

11.1  WARRANTIES BY VENDOR

      (a) The Vendor warrants and represents to the Purchaser, as an inducement to the Purchaser to enter into this agreement that, subject to the limitations in this clause 11 and except as expressly stated, each of the Warranties is true and accurate as at the date of this agreement and will be so at Completion.

      (b)   The Vendor acknowledges and agrees that:

            (i) each of the Warranties is to be treated as a separate warranty and the interpretation of any statement made is not restricted by reference to or inference from any other statement;

            (ii) with the exception of the Disclosure Material, no other document or communication qualifies any of the Warranties;

            (iii) the Warranties are not extinguished or affected by any investigation made by or on behalf of the Purchaser into the Group Companies and the Business before the date of this agreement, unless the Warranty Claim relates to a matter which is specifically and accurately disclosed in the Disclosure Material; and

            (iv) the Purchaser is relying on the Purchaser's Environmental Report and on the Environmental Warranties, provided that, subject to clause 11.8(i), the Purchaser's Environmental Report in no way limits, detracts or otherwise diminishes the scope or operation of the Environmental Warranties or the Purchaser's reliance on those warranties.

11.2  WARRANTIES BY PURCHASER

      The Purchaser warrants and represents to the Vendor, as an inducement to the Vendor entering into this Agreement, that each of the following warranties is true and accurate as at the date of this agreement and will be so at Completion:

      (a) it is validly existing under the laws of its place of registration or incorporation;

      (b) it has the power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;
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      (c)   it has taken all necessary action to authorise its entry into and performance of this agreement and to carry out the transactions contemplated by this agreement, including obtaining all regulatory, shareholder and third party approvals;

      (d) it has undertaken its own investigations into the state of the Properties and the compliance of the Business with Environmental Laws (as defined in paragraph 1 of Schedule 5), including by virtue of the commissioning of the Purchaser's Environmental Report; and

      (e) its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms.

11.3  GROSS UP

      (a)   Subject to clause 11.3(b) if:

            (i) the Vendor is required by law to make any deduction or withholding from any sum paid to the Purchaser by the Vendor in relation to a Warranty Claim; or

            (ii) the Purchaser is required by law to make any payment on account of Tax or any other matter on or in relation to any amount received or receivable by it in relation to a payment by the Vendor in respect of payment for a Warranty Claim, then the sum so payable by the Vendor will be increased to the extent necessary to ensure that after the making of such deduction, withholding or payment, the Purchaser receives and retains (free of any liability in respect of such deduction, withholding or payment) a net sum equal to the sum that the Purchaser would have received and so retained had no such deduction, withholding or payment been required.

      (b) In determining the existence and amount of an obligation to make any deduction, withholding or payment referred to in clause 11.3(a) (OBLIGATION) the following procedures will be adopted:

            (i) the Purchaser must deduct from any Obligation the amount of any Tax benefit derived by it as a result of the occurrence giving rise to the Warranty Claim;

            (ii) the Purchaser will notify the Vendor of the existence and amount of an Obligation and provide the Vendor with access to such of the Records as the Vendor may reasonably request to make an informed assessment of the existence and/or amount of the Obligation;

            (iii) the Vendor may obtain written advice from its accountants or lawyers as to the existence and amount of the Obligation; and

            (iv) the Purchaser will provide all reasonably necessary assistance to the Vendor and its accountants or lawyers in preparing such advice.

11.4  TIME LIMITS AND OTHER REQUIREMENTS FOR WARRANTY CLAIMS

      (a) Despite any other provision of this agreement and to the fullest extent permitted by law, the Purchaser must not make a Warranty Claim unless it notifies the Vendor of the Warranty Claim:

            (i) in the case of a Tax Warranty Claim, before the expiration of 6 years after the Completion Date;

            (ii) in the case of an Environmental Warranty Claim, before the expiration of 4 years after the Completion Date; or

            (iii) in the case of any other Warranty Claim, before the expiration of 2 years after the Completion Date,

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            except to the extent that:

            (iv) the Warranty Claim relates to a matter involving an act of fraud, dishonesty or wilful misconduct on the part of the Vendor, in which case no time limit applies; or:

            (v) the Warranty Claim is not a Tax Warranty Claim and relates to a matter involving:

                  (A) the Shares, in so far as the Warranty Claim is in respect of a breach of Warranty 3 or Warranty 4 in
                        Schedule 5;

                  (B)   the Dividend;

                  (C)   the Vendor Distribution;

                  (D)   the formation of the Company or Delaware Newco 2;

                  (E)   the Merger Transaction; or

                  (F)   the Australian Migration,

            in each of which cases no time limit applies.

      (b) If the Purchaser gives the Vendor notice of a Warranty Claim, the notice to the Vendor must give full details of the nature of the Warranty Claim (together with copies of all relevant Records) and an estimate of the amount claimed and details of how it has been calculated, to the extent that those details are available to the Purchaser.

11.5  SMALL WARRANTY CLAIMS

      (a) The Vendor is not liable to make any payment in respect of a Warranty Claim (whether by way of damages or otherwise) unless:

            (i) if that Warranty Claim relates to a Tax Warranty or an Environmental Warranty, the amount adjudicated against the Vendor or agreed by the Vendor in respect of that Warranty Claim (or a series of Tax or Environmental Warranty Claims) is more than $350,000; and

            (ii) if that Warranty Claim does not relate to a Tax Warranty or an Environmental Warranty, the amount adjudicated against the Vendor or agreed by the Vendor in respect of that Warranty Claim (or a series of non-Tax or non-Environmental Warranty Claims) is more than $250,000.

      (b) The parties acknowledge and agree that, subject to the time limitations and other restrictions in this clause 11:

            (i) the Purchaser is entitled to aggregate individual Warranty Claims of $20,000 or more but less than the monetary thresholds referred to in clause 11.5(a);

            (ii) the Purchaser is not entitled to make a Warranty Claim unless and until a Warranty Claim exceeds, or the total of all individual Warranty Claims that are aggregated under clause 11.5(b)(i) exceed, the monetary thresholds referred to in clause 11.5(a); and

            (iii) if the Purchaser makes a Warranty Claim which exceeds, or
                  Warranty Claims the aggregate amount of which exceed, the monetary thresholds referred to in clause 11.5(a), the Purchaser is entitled to recover 100% of the amount of the Warranty Claim or aggregate Warranty Claims, as the case may be, not merely the amount in excess of the monetary thresholds referred to in clause 11.5(a).

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11.6  MAXIMUM AMOUNT THE PURCHASER MAY RECOVER

      The total Liability of the Vendor under this clause 11 will not exceed $10,000,000.

11.7  PURCHASER ACKNOWLEDGMENTS

      (a) The Purchaser acknowledges and agrees that the only representations and warranties on which the Purchaser has relied in entering into this agreement are:

            (i)   the representations and warranties set out in Schedule 5;

            (ii)  the matters described in the Disclosure Materials; and

            (iii) the representations made in the management presentations given to the Purchaser on 16 January 2004 by the senior managers of Henry Jones Foods and in the written information distributed at those presentations, excluding any representations in those materials of a prospective nature, such as forecasts, projections or estimates.

      (b) The Purchaser acknowledges and agrees that, to the extent permitted by law, all other warranties, representations and undertakings (whether express or implied and whether oral or in writing) made or given by the Vendor, the Company or their respective directors, employees, agents, advisers or representatives are expressly excluded.

      (c) The Purchaser acknowledges and agrees that where a Warranty is qualified by reference to the knowledge or awareness of the Vendor, the Vendor's knowledge or awareness is limited to matters within the knowledge or awareness, after making all reasonable and proper inquiries, of Ross Mudford, Nelson Beatty, Mark Eva, Clyde Pereira and Eileen Curtis in relation to the subject matter of the Warranty.

      (d) The Purchaser acknowledges and agrees that any monetary compensation received by the Purchaser as a result of a breach of a Vendor's Warranty is deemed to be in reduction and partial refund of the Purchase Price.

      (e) The Purchaser acknowledges and agrees that if the sale and purchase of the Shares is completed in accordance with the terms of this agreement, the Purchaser will acquire control of the freehold Property subject to:

            (i) the easements and covenants noted on the title for the Freehold Properties;

            (ii) all easements or rights vested in any Government Authority as disclosed in the Disclosure Material or publicly available databases maintained under the Environment Protection Act 1970
                  (Vic) or by the Victorian Land Titles Office; and

            (iii) all town planning or other restrictions on the use and development of the Freehold Properties.

11.8  LIMITS ON TYPES OF WARRANTY CLAIMS

      The Purchaser must not make a Warranty Claim to the extent that:

      (a) the matter, information or circumstance giving rise to, or the subject of, the Warranty Claim is expressly disclosed in this agreement or in writing to the Purchaser on or before 6.00 p.m. on 8 May 2004 by way of the Disclosure Material other than by way of the Disclosure Letter;

      (b) the matter, information or circumstance giving rise to, or the subject of, the Warranty Claim is expressly and accurately disclosed in the Disclosure Letter;

      (c) at the date of this agreement, the matter, information or circumstance is disclosed in publicly available databases maintained by:

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            (i)    IP Australia;

            (ii)   the ASIC;

            (iii)  the ACCC;

            (iv) registers (including the Priority Sites Register) maintained under the Environment Protection Act 1970 (Vic);

            (v)    the National Native Title Tribunal;

            (vi)   the Federal Court of Australia;

            (vii)  the High Court of Australia;

            (viii) the Supreme Court of Victoria and all State and Territory
                   equivalents; or

            (ix)   the Victorian Land Titles Office;

      (d) a specific provision, reserve or accrual has been made in the Completion Accounts in respect of the matter, information or circumstance giving rise to, or the subject of, the Warranty Claim and that provision, reserve or accrual has a proper and reasonable basis and is of an amount that appropriately quantifies the relevant liability;

      (e) the Warranty Claim results from, or the amount of the Warranty Claim is increased because of, an increase in a rate of Tax, or the enactment or amendment of any legislation, on or after the date of this agreement (other than an increase in a rate of Tax, or the enactment or amendment of any legislation, that existed as at the date of this agreement);

      (f) the Warranty Claim is directly caused by a thing the Purchaser or any Group Company does or does not do on or after Completion;

      (g) the Warranty Claim is directly caused by a thing the Vendor does or does not do:

            (i)   at the Purchaser's express request;

            (ii)  with the Purchaser's express consent; or

            (iii) as required by this agreement,

            disregarding for this purpose any matter relating to the incorporation of the Company, the incorporation of Delaware Newco 2, the entry into the Merger Agreement, the Merger Transaction or the Australian Migration,

      (h) the Purchaser or the relevant Group Company is fully compensated for the Claim or Liability giving rise to, or the subject of, the Warranty Claim, whether by the Vendor, through insurance or otherwise, subject to such compensation covering the reasonable costs incurred in connection with pursuing the Claim or defending or otherwise dealing with the Liability (including reasonable legal costs on a full indemnity basis); or

      (i) the Warranty Claim is in respect of a matter or circumstance of which the Purchaser or any of its directors, officers, employees or advisers who were directly involved in advising the Purchaser on the transactions the subject of this agreement is actually aware.

11.9  CONTINGENT WARRANTY CLAIMS

      As soon as practicable after the Purchaser becomes aware of a contingent Liability that the Purchaser reasonably considers may give rise to a Warranty Claim, the Purchaser must notify the Vendor giving reasonable details of:

      (a) the nature of the contingent Liability (together with copies of all relevant Books and Records) to the extent that those details are available to the Purchaser; and

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      (b)   an estimate of the amount that may be claimed if the Liability becomes actual.

11.10 PURCHASER'S OBLIGATIONS FOR WARRANTY CLAIMS RELATING TO THIRD PARTIES

      If after Completion, the Purchaser becomes aware of a matter that may give rise to a Warranty Claim in connection with a Warranty as a result of a Claim made or threatened by another person (THIRD PARTY) against the Purchaser or a Group Company (THIRD PARTY CLAIM), then:

      (a) the Purchaser must as soon as reasonably practicable notify the Vendor of all reasonable and relevant details available to the Purchaser, including the identity of the Third Party and the nature and amount of the Third Party Claim;

      (b) the Purchaser must not (and must ensure that a Group Company does not) admit anything or agree to anything with the Third Party in connection with the Third Party Claim, without the Vendor's prior consent, not to be unreasonably withheld or delayed, other than as reasonably required to avoid judgment against the Purchaser or a Group Company;

      (c) the Purchaser must permit the Vendor, through its authorised representatives, to have, at the Vendor's risk, access to the Books and Records and employees of the relevant Group Company (during normal business hours and with reasonable notice), to enable the Vendor to deal with the Third Party Claim and the Vendor will reimburse the Purchaser for its reasonable costs in providing the Vendor with such access;

      (d) the Purchaser must, at the Vendor's discretion (by notice to the Purchaser):

            (i) enable the Vendor to defend or otherwise deal with the Third Party Claim in the Purchaser's name (or the name of the relevant Group Company) as against the Third Party, with the Purchaser being required at the Vendor's risk and cost to ensure the Vendor is provided with reasonable assistance and cooperation; and

            (ii) do any thing or not do any thing, in each case as the Vendor reasonably requests, to defend or otherwise deal with the Third Party Claim as against the Third Party and keep the Vendor informed about the Purchaser's actions or proposed actions in connection with the Third Party Claim;

      (e) the Vendor must indemnify the Purchaser for the reasonable costs (including reasonable legal costs on a full indemnity basis) incurred by the Purchaser in complying with clause 11.10(d); and

      (f) the Vendor will only be liable to the Purchaser for any Warranty Claim arising from a Third Party Claim to the extent that the Purchaser complies with its obligations under this clause 11.10 in all material respects.

11.11 PURCHASER MUST PURSUE THIRD PARTIES

      Subject to clause 11.10, if the Purchaser or any Group Company recovers an amount under this clause 11 in connection with a matter and the Purchaser or a Group Company subsequently becomes entitled to claim an amount from a third party in connection with that matter, the Purchaser must, or must ensure that the relevant Group Company, promptly enforces its Claim against the third party.

11.12 BENEFITS RECEIVED

      (a)   The Purchaser must promptly reimburse the Vendor if:

            (i) the Purchaser recovers an amount from the Vendor under this clause 11; and

            (ii) the Purchaser or a Group Company then receives an amount from a third party and this amount would have reduced the amount recovered by the Purchaser if it had been received before the recovery.

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      (b)   The amount the Purchaser must reimburse to the Vendor is equal to the amount the Purchaser or Group Company (as the case may be) receives from the third party (less any costs reasonably incurred, including reasonable legal costs on a full indemnity basis) in recovering the amount from the Vendor and the third party).

12.   VENDOR'S INDEMNITIES

12.1  GENERAL INDEMNITY

      (a) Without limiting any other provision of this clause 12 and as a separate and independent principal obligation, the Vendor indemnifies and holds harmless the Purchaser and each Group Company from any and all Claims or Liabilities which the Purchaser or any Group Company suffers or incurs by reason of :

            (i) any of the Warranties being untrue, inaccurate or breached in any respect; or

            (ii) the failure by the Vendor to perform any covenants, agreement, obligation or undertaking imposed on the Vendor under this agreement.

      (b) For the avoidance of doubt, the Purchaser acknowledges and agrees that the indemnity in clause 12.1(a)(i) is subject to and conditional on each of the limitations and exclusions on the Warranties contained in clause 11.

12.2  REDUNDANCY INDEMNITY

      (a) As a separate and independent principal obligation, the Vendor indemnifies and hold harmless the Purchaser and each Group Company against:

            (i) any Redundancy Benefits which any Group Company provides to any Management Employee; and

            (ii) all costs reasonably incurred by any Group Company (including reasonable legal costs on a full indemnity basis) in dealing with any Claim made by a Management Employee against that Group Company for any Redundancy Benefits, but only if the Management Employee's employment with a Group Company is terminated for reasons of redundancy within three months of Completion.

      (b) In this clause 12.2, REDUNDANCY BENEFIT means any benefit a Management Employee is eligible to receive, and actually receives, from a Group Company on or as a consequence of the cessation of the Management Employee's employment with the Group Company for:

            (i)   redundancy or severance pay;

            (ii)  pay in lieu of notice;

            (iii) financial services; and

            (iv)  outplacement services,

            but not for pay in lieu of accrued and untaken annual leave and long service leave.

      (c) In this clause 12.2, a Management Employee will be considered redundant:

            (i) if his or her position is made redundant by the Purchaser or any Group Company; or

            (ii)  if:

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                  (A)   he or she is required by the Purchaser or any Group
                        Company to perform duties which are other than, or not substantially the same or similar to, the duties which are performed by the Management Employee at the date of this agreement, regardless of the Management Employee's title, status or remuneration; and

                  (B)   he or she resigns.

12.3  INDEMNITY FOR CUSTOMER CLAIMS

      As a separate and independent principal obligation, the Vendor indemnifies and holds harmless the Purchaser and each Group Company against any Claim that is made for reimbursement, set-off, deduction, rebates or otherwise by a customer in respect of sales of products to that customer before the Completion Date (CUSTOMER CLAIM), subject to:

      (a)   each individual Customer Claim being for an amount of at least
            $25,000;

      (b) the Customer Claim being made against the Purchaser or any Group Company within 9 months after the Completion Date;

      (c) a provision, reserve or accrual of a comparable amount not being made in the Completion Accounts in respect of the matter, information or circumstance giving rise to or the subject of the Customer Claim; and

      (d) the Customer Claim being substantiated to the reasonable satisfaction of the Vendor as being a Customer Claim that arises directly or indirectly from:

            (i) sales of products to that customer prior to the Completion Date; or

            (ii) an arrangement made between the customer and an authorised representative of a Group Company prior to the Completion Date.

12.4  SUPERANNUATION INDEMNITY

      As a separate and independent principal obligation, the Vendor indemnifies and holds harmless the Purchaser and each Group Company against:

      (a) any Claim, Liability or any other obligation whatsoever in relation to the defined benefits provided in respect of Category A and Category B Members of the HJF Fund, including any obligation to make contributions to the HJF Fund in respect of any unfunded liability arising because there are insufficient assets to support:

            (i) the Transfer Amount, benefit entitlement or interest in the HJF Fund attributable to a Category A Member or a Category B Member; or

            (ii) the benefit entitlement or interest in the HJF Fund of any other member or beneficiary of the HJF Fund, which Claim, Liability or any other obligation arises because there are insufficient assets to support the Transfer Amount, benefit entitlement or interest in the HJF Fund attributable to a Category A Member or a Category B Member, but excluding the obligations specified in clause 10.2 or clause 10.3; and

      (b)   any Claim by or Liability to:

            (i) any employee of a Group Company or to anybody acting on behalf of such an employee (including a trade union) and whether or not the relevant employee is employed by a Group Company at the time the Claim or Liability arises;

            (ii)  any other member of beneficiary of the HJF Fund,

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            against the Purchaser or any Related Body Corporate of the
            Purchaser:

            (iii) with respect to that person's benefit entitlement or interest as a Category A Member or Category B Member of the HJF Fund;

            (iv) due to a failure to obtain the consent of an employee who is a Category A Member or Category B Member or a failure under clause 10.5(c) to procure the variation of a certified agreement or other industrial instrument; or

            (v)   arising out of or in relation to:

                  (A) any consent of an employee who is a Category A Member or Category B Member; or

                  (B) any order varying a certified agreement or other industrial instrument applicable to a Category A Member or Category B Member,

                  under clause 10.5, not being valid for any reason.

12.5  INDEMNITY FOR US TAXES

      (a) In this clause 12.5, US TAXES means any Taxes under any law of the United States of America or under any law of any State, Territory or possession of the United States of America.

      (b) As a separate and independent principal obligation, the Vendor indemnifies and holds harmless the Company, the Subsidiaries and the Purchaser from and against any Claim or Liability attributable to all US Taxes (or the non-payment thereof) for which the Company, any of its Subsidiaries or the Purchaser may be liable, with respect to all taxable periods ending on or before the Completion Date and any Pre-Completion Partial Tax Period, including for:

            (i) all US Taxes arising as a result of the Section 338(h)(10) Election;

            (ii)  all US Taxes arising as a result of the Merger Transaction;

            (iii) all US Taxes arising as a result of the Australian Migration;

            (iv) all US Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of the Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Completion Date, including pursuant to United States Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation; and

            (v) all US Taxes of any person (other than the Company and the Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which US Taxes related to an event or transaction occurring before Completion.

      (c) The total Liability of the Vendor under this clause 12.5 will not exceed $10,000,000. The parties acknowledge and agree that the $10,000,000 maximum Liability of the Vendor provided for in this clause 12.5 is separate and distinct from the $10,000,000 maximum Liability of the Vendor provided for in clause 11.6.

12.6  INDEMNITY FOR MANAGEMENT INCENTIVE PROGRAM PAYMENTS

      As a separate and independent principal obligation, the Vendor indemnifies and holds harmless the Company, the Subsidiaries and the Purchaser from and against:

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      (a)   any Claim or Liability attributable to a Management Incentive
            Program Payment not having been taken fully into account in determining the Adjustment Amount; or

      (b) any Claim by or Liability of the Company, the Subsidiaries or the Purchaser arising as a result of any one of them directly paying to any employee entitled thereto a Management Incentive Program Payment for the financial year ended 30 April 2004, but in any such case only the amount by which the Claim or Liability exceeds the payment so taken into account or otherwise adjusted in accordance with Schedule 4.

      In this clause 12.6, MANAGEMENT INCENTIVE PROGRAM PAYMENT means any payment due to any employee having a management function within the Business in accordance with the policy in place prior to the date of this agreement and any associated 'on-costs' (for example workers' compensation payments and premiums and payroll tax).

12.7  CAPACITY

      For the purposes of this clause 12, the Purchaser contracts on its own behalf and also as trustee for each Group Company and, accordingly, may take action in that capacity to recover on behalf of each Group Company.

12.8  CONTINUING SECURITY

      The indemnities given under this clause 12 are continuing obligations which:

      (a) continue after Completion and after the parties' other obligations under this agreement terminate, subject only to the time limits in clause 11.4 in respect of the indemnity under clause 12.1; and

      (b)   are not discharged by any one payment.

12.9  OBLIGATIONS AND RIGHTS NOT AFFECTED BY CERTAIN MATTERS

      The Vendor's obligations and the Purchaser's rights under the indemnities given in this clause 12 are not affected by anything which might otherwise affect them at law, including:

      (a) any concession (such as extra time) being given to any person, including the Vendor;

      (b) the Purchaser's failure or delay in taking action or asserting a right, or any other act, omission or mistake by the Purchaser;

      (c) the assignment or novation of a right or obligation of the Purchaser;

      (d)   this agreement being varied; or

      (e) an obligation or Liability of a person other than the Vendor being invalid or unenforceable.

12.10 PRINCIPLES FOR RECOVERY UNDER THE INDEMNITIES

      (a) If the Vendor is required to make a payment to the Purchaser under any of the indemnities in this clause 12, the Purchaser will make available to the Vendor all information reasonably required by the Vendor to assess and verify that payment.

      (b) Before or until all money due and payable to the Purchaser by the Vendor in connection with this agreement is paid, the Vendor must not seek to reduce its Liability under the indemnities in this clause 12 through set-off or counterclaim, without the consent of the Purchaser.

      (c) The Vendor must pay or reimburse the Purchaser on demand for the Purchaser's reasonable costs (including reasonable legal costs on a full indemnity basis) in connection with enforcing any of the indemnities in this clause 12.

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      (d)   Any sum payable by the Vendor to the Purchaser or a Group Company under any of the indemnities in this clause 12, must be paid free and clear of any deduction or withholding whatsoever.

      (e) If any deduction or withholding is required by law to be made from any payment by the Vendor under an indemnity in this clause 12 or if the Purchaser is subject to Tax in respect of any such payment, the Vendor must increase the amount of the payment by such additional amount as is necessary to ensure that the net amount received and retained by the Purchaser after taking account of all deductions or withholdings or Tax is equal to the amount which it would have received and retained had the payment in question not been subject to any deductions or withholdings or Tax.

13.   PURCHASER'S INDEMNITY

13.1  INDEMNITY FOR BREACH OF POSITIVE OBLIGATIONS

      As a separate and independent principal obligation, the Purchaser indemnifies and holds harmless the Vendor from any and all Claims or Liabilities which the Vendor suffers or incurs by reason of the failure by the Purchaser to perform any covenant, agreement, obligation or undertaking imposed on the Purchaser under this agreement, including under clause 8.1.

13.2  CONTINUING SECURITY

      The indemnity given under this clause 13 is a continuing obligation which:

      (a) continues after Completion and after the parties' other obligations under this agreement terminate; and

      (b)   is not discharged by any one payment.

13.3  OBLIGATIONS AND RIGHTS NOT AFFECTED BY CERTAIN MATTERS

      The Purchaser's obligations and the Vendor's rights under the indemnity given in this clause 13 are not affected by anything which might otherwise affect them at law, including:

      (a) any concession (such as extra time) being given to any person, including the Purchaser;

      (b) the Vendor's failure or delay in taking action or asserting a right, or any other act, omission or mistake by the Vendor;

      (c)   the assignment or novation of a right or obligation of the Vendor;

      (d)   this agreement being varied; or

      (e) an obligation or Liability of a person other than the Purchaser being invalid or unenforceable.

13.4  PRINCIPLES FOR RECOVERY UNDER THE INDEMNITY

      (a) If the Purchaser is required to make a payment to the Vendor under the indemnity in this clause 13, the Vendor will make available to the Purchaser all information reasonably required by the Purchaser to assess and verify that payment.

      (b) Before or until all money due and payable to the Vendor by the Purchaser in connection with this agreement is paid, the Purchaser must not seek to reduce its Liability under the indemnity in this clause 13 through set-off or counterclaim, without the consent of the Vendor.

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      (c)   The Purchaser must pay or reimburse the Vendor on demand for the
            Vendor's reasonable costs (including reasonable legal costs on a full indemnity basis) in connection with enforcing the indemnity in this clause 13.

      (d) Any sum payable by the Purchaser to the Vendor under the indemnity in this clause 13, must be paid free and clear of any deduction or withholding whatsoever.

      (e) If any deduction or withholding is required by law to be made from any payment by the Purchaser under the indemnity in this clause 13 or if the Vendor is subject to Tax in respect of any such payment, the Purchaser must increase the amount of the payment by such additional amount as is necessary to ensure that the net amount received and retained by the Vendor after taking account of all deductions or withholdings or Tax is equal to the amount which it would have received and retained had the payment in question not been subject to any deductions or withholdings or Tax.

14.   RESTRAINT OF VENDOR

14.1  DEFINITIONS

      In this clause 14:

      ENGAGE IN means to carry on, participate in, provide finance or services, or otherwise be directly or indirectly involved as a shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier.

      PROHIBITED PERSONS means the Vendor and each of its Associates.

14.2  PROHIBITED ACTIVITIES

      The Vendor (in consideration for the Purchaser entering into this agreement) undertakes to the Purchaser that the Prohibited Persons will not:

      (a) during the period specified in clause 14.3 (RESTRAINT PERIOD) and in the area specified in clause 14.4 (RESTRAINT AREA) engage in a business or an activity that is:

            (i) the same or similar to the Business or any material part of the Business; and

            (ii) in competition with the Business or any material part of the Business;

      (b) during the Restraint Period, solicit, canvass, approach or accept an approach from a person who was at any time during the 12 months ending on the Completion Date a customer or prospective customer of the Group with a view to obtaining their custom in a business that is the same or similar to the Business and is in competition with the Business;

      (c) during the Restraint Period, interfere with the relationship between the Group and its customers, employees, contractors or suppliers;

      (d) during a period of 12 months from the Completion Date, induce or help to induce an employee or a contractor of the Group to leave their employment or engagement.

14.3  RESTRAINT PERIOD

      The Restraint Period is each of the following periods separately:

      (a)   5 years from the Completion Date;

      (b)   4 years from the Completion Date

      (c)   3 years from the Completion Date;

      (d)   2 years from the Completion Date; and

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      (e)   12 months from the Completion Date.

14.4  RESTRAINT AREA

      The Restraint Area is each of the following areas:

      (a)   Australia and New Zealand;

      (b)   Australia; and

      (c)   the States of Victoria and New South Wales.

14.5  INTERPRETATION

      Clauses 14.2, 14.3 and 14.4 have effect together as if they consisted of separate provisions, each being severable from the other. Each separate provision results from combining each undertaking in clause 14.2, with each period in clause 14.3, and combining each of those combinations with each area in clause 14.4. If any of those separate provisions is invalid or unenforceable for any reason, the invalidity or unenforceability does not affect the validity or enforceability of any of the other separate provisions or other combinations of the separate provisions of clauses 14.2, 14.3 and 14.4.

14.6  EXCEPTIONS

      This clause 14 not restrict a Prohibited Person from:

      (a)   performing any employment agreement with the Group;

      (b)   holding 5% or less of the shares of a listed company; or

      (c) recruiting a person through a recruitment agency (except if the agency targets employees of the Group) or in a response to a newspaper, web page or other public employment advertisement.

14.7  ACKNOWLEDGMENTS

      The Vendor acknowledges that:

      (a) all the prohibitions and restrictions in this clause 14 are reasonable in the circumstances and necessary to protect the goodwill of the Business;

      (b) damages are not an adequate remedy if a Prohibited Person breaches this clause 14; and

      (c)   the Purchaser may apply for injunctive relief if:

            (i) a Prohibited Person breaches or threatens to breach this clause 14; or

            (ii) it believes a Prohibited Person is likely to breach this clause 14.

15.   CONFIDENTIALITY AND PUBLICITY

15.1  CONFIDENTIALITY

      A party (RECIPIENT):

      (a) must keep confidential any confidential information of another party (DISCLOSING PARTY) disclosed to the Recipient by the Disclosing Party, or of which the Recipient becomes aware, at any time up to Completion, except information which is public knowledge otherwise than as a result of a breach of confidentiality by the Recipient or any of its permitted disclosees; and

      (b) may disclose any confidential information in respect of which the Recipient has an obligation of confidentiality under clause 15.1(a) only:

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            (i)   to those of the Recipient's officers or employees or
                  financial, legal or other advisers who:

                  (A) have a need to know for the purposes of this agreement or the transactions contemplated by it; and

                  (B) undertake to the Recipient (and, where required by the Disclosing Party, to the Disclosing Party also) a corresponding obligation of confidentiality to that undertaken by the Recipient under this clause 15.1; or

            (ii)  if required to do so by law or the Listing Rules of ASX.

15.2  CONFIDENTIAL INFORMATION - UNTIL COMPLETION OR TERMINATION

      A reference in clauses 15.1(a) and 15.1(b) to CONFIDENTIAL INFORMATION includes, as regards the Purchaser, Confidential Information and the Purchaser must comply with those provisions with respect to Confidential Information until the first to occur of:

      (a)   Completion; or

      (b)   a period of 6 months after termination of this agreement.

15.3  CONFIDENTIAL INFORMATION - AFTER COMPLETION

      The Vendor must not, and must ensure that any Related Body Corporate of it and its officers and employees must not, after Completion without the prior written consent of the Purchaser, use or disclose any Confidential Information unless required to do so by law or the Listing Rules of ASX.

15.4  ANNOUNCEMENTS

      A party must not make or authorise a press release or public announcement relating to the negotiations of the parties or the subject matter or provisions of this agreement unless:

      (a) it is required to be made by law or the Listing Rules of ASX and before it is made that party has:

            (i)   notified the Purchaser and the Vendor; and

            (ii) given the Purchaser and the Vendor a reasonable opportunity to comment on the contents of, and the requirement for it; or

      (b)   it has the prior written approval of the Purchaser and the Vendor.

16.   TRANSITION PRODUCTS

      (a) From Completion until the date that is 24 months after the Completion Date, the Purchaser will have the right, exercisable in its absolute discretion from time to time, to purchase any of the Transition Products from the Vendor at:

            (i)   at the fixed price of $US3.41 per kilogram; and

            (ii)  on terms requiring:

                  (A) the Purchaser to place an order in writing with the Vendor setting out the type and quantity of Transition Products ordered;

                  (B) the Vendor to provide the Purchaser with a bill of lading in respect of orders received and processed by the Vendor; and

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                  (C)   the Purchaser to pay for the Transition Products in full
                        within 60 days of the date endorsed on the bill of lading provided by the Vendor under clause 16(a)(ii)(B).

      (b) If the Purchaser exercises its right under this clause 16, the Vendor must supply the Transition Products in accordance with this clause 16.

17.   LICENSED PRODUCTS

      (a) Subject to this clause 17, the Vendor grants to the Purchaser and Henry Jones Foods an exclusive, non-transferable and royalty free licence to use the Vendor's Intellectual Property for the sole purpose of the sale in Australia of Licensed Products using Henry Jones Foods' existing stock of labels and other packaging for a period of 9 months after the Completion Date (LICENCE PERIOD).

      (b)   The Purchaser and the Group Companies must:

            (i) use the Vendor's Intellectual Property only as permitted by this clause 17, and not for any other purpose;

            (ii)  not modify the Vendor's Intellectual Property in any way;

            (iii) not use the Vendor's Intellectual Property in any manner that is likely to deceive or cause confusion or jeopardise the distinctiveness of the Vendor's Intellectual Property;

            (iv) not use or authorise the use of, or make or authorise any application to register, any trade mark or other intellectual property that is substantially identical with, or deceptively similar to, the Vendor's Intellectual Property; and

            (v) not hold itself out as an agent of, or connected in any other way with, the Vendor, other than as the exclusive Australian licensee of the Vendor's Intellectual Property under the terms of this clause 17.

      (c)   Immediately on the expiry of the Licence Period:

            (i) the rights of the Purchaser and any Group Company to use the Vendor's Intellectual Property will cease; and

            (ii) if requested by Vendor, the Purchaser must provide written assurances to the reasonable satisfaction of the Vendor that the Purchaser has complied with its obligations under this clause 17.

      (d) Despite this clause 17, all right, title and interest in the Vendor's Intellectual Property remains with the Vendor. Nothing in this clause 17 operates to transfer to the Purchaser or to the Group Companies any proprietary rights or interest in the Vendor's Intellectual Property, or to permit the Purchaser or the Group Companies to use any other intellectual property of the Vendor.

      (e) The Vendor acknowledges and agrees that nothing in this clause 17 precludes the Purchaser, after the Licence Period ends, from producing the Licensed Products in the same manner as they are produced during the Licence Period, provided only that any Licensed Products produced after the Licensed Period are branded, marketed, packaged and sold without infringing the Vendor's Intellectual Property.

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18.   GST

18.1  INTERPRETATION

      In this clause 18, a word or expression defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth), other than the word 'consideration', has the meaning given to it in that Act.

18.2  GST GROSS UP

      If a party makes a supply under or in connection with this agreement in respect of which GST is payable, the consideration for the supply but for the application of this clause 18.2 (GST EXCLUSIVE CONSIDERATION) is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.

18.3  REIMBURSEMENTS

      If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other party is entitled to or would be entitled to if it were registered for GST for the loss, cost or expense, and then increased in accordance with clause 18.2.

18.4  TAX INVOICE

      A party need not make a payment of the additional amount required under clause 18.2 on account of GST for a taxable supply made under or in connection with this agreement until it receives a tax invoice for the supply to which the payment relates.

18.5  VARIATION

      If the GST payable in relation to a taxable supply made by a party under or in connection with this agreement varies from the additional amount paid by the recipient under clause 18.2 such that:

      (a)   further GST is payable in relation to the supply; or

      (b)   a refund or credit of GST is received in relation to the supply,

      then the supplier will issue an adjustment note and will be entitled to receive an amount equal to the further GST from, or provide a corresponding refund to, the recipient. Any payment, credit or refund under this clause is deemed to be a payment, credit or refund of the additional amount payable under clause 18.2.

18.6  RECOVERY OF GST

      If an amount is paid by a party to the agreement as an additional amount under clause 18.2 and the amount of GST is not payable or the amount of GST is less than the additional amount paid, the payer shall be entitled to recover the amount paid from the supplier by serving notice on the supplier.

19.   NOTICES AND OTHER COMMUNICATIONS

19.1  SERVICE OF NOTICES

      A notice, demand, consent, approval or communication under this agreement (NOTICE) must be:

      (a) in writing, in English and signed by a person duly authorised by the sender; and

      (b) hand delivered or sent by prepaid post or facsimile to the recipient's address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender.

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19.2  EFFECTIVE ON RECEIPT

      A Notice given in accordance with clause 19.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

      (a)   if hand delivered, on delivery;

      (b) if sent by prepaid post, two Business Days after the date of posting (or seven Business Days after the date of posting if posted to or from a place outside Australia);

      (c) if sent by facsimile, when the sender's facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight Business Hours after the transmission, the recipient informs the sender that it has not received the entire Notice, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

20.   MISCELLANEOUS

20.1  ALTERATIONS

      This agreement may be altered only in writing signed by each party.

20.2  APPROVALS AND CONSENTS

      Except where this agreement expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this agreement.

20.3  ASSIGNMENT

      A party may only assign this agreement or a right under this agreement with the prior written consent of each other party.

20.4  COSTS

      (a) Subject to clause 20.4(b), each party must pay its own costs of negotiating, preparing and executing this agreement.

      (b) The Vendor must pay, or reimburse the Purchaser for 50% of the professional fees and expenses of the Purchaser's US attorneys, Palmer & Dodge of Boston, Massachusetts, United States of America promptly after receipt by the Vendor from the Purchaser of a copy of all relevant invoices, up to a maximum of US$75,000. For the avoidance of doubt, clause 18 applies to this clause.

20.5  STAMP DUTY

      Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this agreement or any transaction contemplated by this agreement, must be paid by the Purchaser.

20.6  SURVIVAL

      Any indemnity or any obligation of confidence under this agreement is independent and survives termination of this agreement. Any other term by its nature intended to survive termination of this agreement survives termination of this agreement.

20.7  COUNTERPARTS

      (a) This agreement may be executed in counterparts. Each counterpart is an original but the counterparts together are one and the same agreement.

      (b) This agreement is binding on the parties on exchange of duly executed counterparts.

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      (c)   The parties agree that a copy of an original executed counterpart sent by facsimile machine instead of the original is sufficient evidence of the execution of the original and may be produced in evidence for all purposes in place of the original.

20.8  NO MERGER

      The rights and obligations of the parties under this agreement do not merge on completion of any transaction contemplated by this agreement.

20.9  ENTIRE AGREEMENT

      This agreement constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

20.10 FURTHER ACTION

      Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this agreement and any transactions contemplated by it.

20.11 SEVERABILITY

      A term or part of a term of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining terms or parts of the term of this agreement continue in force.

20.12 WAIVER

      A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

20.13 RELATIONSHIP

      Except where this agreement expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.

20.14 GOVERNING LAW AND JURISDICTION

      (a) This agreement is governed by the law of Victoria, Australia and each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Victoria, Australia.

      (b) Any action, suit or other legal proceeding commenced by a party to this agreement relating to or arising out of this agreement or the transactions contemplated by it must be commenced only in a court of Victoria, Australia.

      (c) Each party hereby consents to service of process, and to be sued, in such courts and to the personal jurisdiction and venue of such courts and all courts to which an appeal may be taken from such courts. Each party expressly waives any and all objections it may have as to jurisdiction or venue of any such court.

      (d) The Vendor appoints Baker & McKenzie, Solicitors of Level 39, 525 Collins Street, Melbourne, Victoria 3000 as the Vendor's agent to accept on its behalf service of initiating process in any proceedings relating to or arising out of this agreement or any of the transactions contemplated by it, including the Merger Transaction or the Australian Migration (PROCESS AGENT).

      (e) The Vendor may from time to time appoint a replacement of the Process Agent or any replacement Process Agent by giving written notice to the Purchaser and a copy of the written consent of the replacement Process Agent to their appointment.

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20.15 TIME IS OF THE ESSENCE

      Time is of the essence of this agreement.

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SCHEDULE 1 - DETAILS OF THE COMPANY AND SUBSIDIARIES

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SCHEDULE 2 - FORM OF MERGER AGREEMENT

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SCHEDULE 3 - MATERIAL CONTRACTS

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SCHEDULE 4 - CALCULATION OF ADJUSTMENT AMOUNT

PART A: CALCULATION OF ADJUSTMENT AMOUNT

The Adjustment Amount will be an amount (including any negative amount) calculated by the following formula:

PA  =  NCA - NMA,

where:

PA means the Preliminary Amount;

NCA means the Net Assets Amount; and

NMA means the amount of the net assets (excluding cash) of the relevant Group Companies as set out in the Management Accounts,

and then applying to the Preliminary Amount the adjustment principles set out in Parts B and C of this Schedule 4.

PART B: ADJUSTMENT PRINCIPLES

The Preliminary Amount (item 'A' of the proforma adjustment statement set out in Part C of this Schedule 4) will be adjusted by:

1. adding an amount equal to the aggregate of all charges for amortisation and depreciation of fixed and intangible assets of the Group Companies from the date of the Management Accounts to 30 April 2004 (item 'B' of the pro forma adjustment statement set out in Part C of this Schedule 4);

2. deducting an amount equal to the aggregate of all Redundancy Benefits paid to Management Employees prior to Completion (item 'D' of the pro forma adjustment statement set out in Part C of this Schedule 4);

3. deducting an amount equal to an appropriate provision for the costs incurred or accrued, but not paid, by the Vendor or any Group Company in relation to any transaction provided for or contemplated by this agreement, including professional advisers' fees and charges (item 'E' of the pro forma adjustment statement set out in Part C of this Schedule 4);

4. deducting an amount equal to the aggregate of all bonuses paid or payable to any employees or ex-employees of any Group Company in connection with the completion of the sale and purchase of the Shares or the consummation of any transactions contemplated by this agreement and any associated 'on costs' (for example, workers' compensation payments and premiums and payroll tax) (item 'F' of the pro forma adjustment statement set out in Part C of this Schedule 4);

5. deducting an amount equal to any MIP (Management Incentive Program) bonuses paid or payable to any employees or ex-employees of any Group Company in respect of the year ended 30 April 2004 and any associated 'on costs' (for example, workers' compensation payments and

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      premiums and payroll tax) (item 'G' of the pro forma adjustment statement set out in Part C of this Schedule 4); and

6. to the extent that, as at 30 April 2004, Henry Jones Foods had on hand in excess of 9 months' stock of pre-labelled Licensed Products, or any combination of labelled Licensed Products and labels and/or other packaging equivalent to 9 months of projected sales (EXCESS PRODUCT), and such Excess Product is not otherwise provided for in the Completion Accounts, deducting an amount equal to the cost to Henry Jones Foods of such Excess Product (item 'H' of the pro forma adjustment statement set out in Part C of this Schedule 4).
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PART C: PRO FORMA ADJUSTMENT STATEMENT

Completion Accounts                                                                  $

Preliminary Amount                                                                A.[ ]

Adjustments

Depreciation and amortisation of fixed and intangible assets                      B.[ ]

                                               Total upward adjustment            C.[ ]

Pre-Completion Redundancy Benefits of Management Employees                        D.[ ]

Transaction costs                                                                 E.[ ]

Employee completion bonuses                                                       F.[ ]

MIP Bonuses                                                                       G.[ ]

Excess Product                                                                    H.[ ]

                                               Total downward adjustments         I.[ ]

Adjustment Amount  = A + C - I

If the Adjustment Amount is a negative amount it will be subtracted from the $51,000,000 referred to in clause 4.1.

If the Adjustment Amount is a positive amount it will be added to the $51,000,000 referred to in clause 4.1.

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SCHEDULE 5 - WARRANTIES

1.    DEFINED TERMS

      In these Warranties:

      ASSET REGISTER means the register of fixed assets of the Group Companies that are owned, leased or otherwise used in the operation of the Business as at the date of this agreement, as set out in Schedule 11.

      AUTHORISATIONS means any licence, permission or authority lawfully issued by or on behalf of a Government Authority, including without limitation development approvals.

      CEREBOS TRADE MARK DEED means the deed entered into between Cerebos (Australia) Limited and the Company and dated 4 September 2002.

      CONFIDENTIAL INFORMATION means:

      (a) all information of or used by any Group Company relating to the Business, including information and know-how in relation to formulae, recipes and manufacturing processes;

      (b) all other information of or used by any Group Company and which is treated by any Group Company as confidential;

      (c) all notes, data, reports and other records (whether or not in tangible form) based on, incorporating or derived from information referred to in paragraphs (a) or (b); and

      (d) all copies (whether or not in tangible form) of the information, notes, reports and records referred to in paragraphs (a), (b) or
            (c),

      that is not public knowledge (otherwise than as a result of a breach of a confidentiality obligation of a party).

      CONTAMINANT means any solid, liquid or gaseous substance, odour, heat, sound, vibration or radiation which is or may be:

      (a)   noxious or poisonous or offensive to the senses of human beings;

      (b) harmful or potentially harmful to the health, welfare, safety or property of human beings;

      (c)   poisonous, harmful, or potentially harmful to animals or plants; or

      (d)   detrimental to any beneficial use made of the Environment.

      CONTRACT means any contract entered into by any of the Group Companies.

      DELAWARE CODE means the body of all statutes of a permanent and general nature of the State of Delaware, which statutes:

      (a)   have been passed by the legislature of the State of Delaware;

      (b)   have been approved by the Delaware State governor; and

      (c) are revised and consolidated into general provisions, titles, chapters and sections.

      ENVIRONMENT means the physical factors of the surroundings of human and non-human life forms, including the land, waters, soils, plants, habitats, atmosphere, climate, sounds, odours, tastes, biodiversity and the social and aesthetic value of landscapes.

      ENVIRONMENTAL AUTHORISATION means any authorisation, approval, permit, licence, authority, consent or registration required by or issued pursuant to any Environmental Law.

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      ENVIRONMENTAL LAW means a law (including without limitation any determination or requirement of any Government Authority) relating to the Environment, including without limitation in relation to land use, planning, pollution of air or water, soil or ground water contamination, chemicals, waste, dangerous goods or to any other aspect of protection of the Environment or person or property.

      FRANKING ACCOUNT BALANCE DATE means 30 April 2003.

      GOULBURN VALLEY WATER means the Goulburn Valley Region Water Authority (ABN 84 578 076 056) of 104-110 Fryers Street, Shepparton, Victoria 3630, Australia.

      INTELLECTUAL PROPERTY LICENCES means the licences granted to the Group Companies, as listed in Part 1 of Schedule 6.

      INTELLECTUAL PROPERTY RIGHTS means all intellectual property rights and proprietary rights (whether registered or unregistered), including:

      (a)   trade marks or service marks;

      (b) copyright, patents, patent applications, drawings, discoveries, inventions, improvements, trade secrets, technical data, formulae and recipes, computer programs, databases, know-how, logos, designs, design rights and similar industrial or intellectual property rights;

      (c) any right to have information (including Confidential Information) kept confidential;

      (d)   business names; and

      (e)   internet domain names.

      MORAL RIGHTS means each right defined as a moral right in Part IX of the Copyright Act 1968 (Cth).

      OWNED INTELLECTUAL PROPERTY RIGHTS means all Intellectual Property Rights owned by the Group Companies, including those listed in Schedule 6 but excluding the Intellectual Property Licences.

      PERSONAL INFORMATION means PERSONAL INFORMATION (as defined in the Privacy Act 1988 (Cth)) held by the Company.

      PRIVACY LAW means:

      (a)   the Privacy Act 1988 (Cth); and

      (b)   the National Privacy Principles contained in the Privacy Act 1988
            (Cth) or an approved privacy code (as defined in the Privacy Act 1988 (Cth)) that applies to the Company.

      UNITED STATES CODE means the consolidation and codification by subject matter of the general and permanent laws of the United States of America, which federal laws have been passed by Congress and approved by the President.

2.    VENDOR

2.1   The Vendor:

      (a) is a corporation duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation; and

      (b) has full authority and all necessary consents to enter into and perform this agreement.

2.2 This agreement and all the transactions contemplated by this agreement will, when executed by the Vendor, constitute binding obligations of the Vendor in accordance with their respective terms.

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2.3   The execution, delivery and performance by the Vendor of this agreement and the transactions contemplated by it will not:

      (a) result in a breach of any provision of the constitution or other organisational documents of the Vendor;

      (b) result in a breach of, or constitute a default under, any instrument or agreement to which the Vendor is a party or by which the Vendor is bound and which is material in the context of the transactions contemplated by this agreement;

      (c) result in a breach of any order, judgment or decree of any court or Government Authority to which the Vendor is a party or by which the Vendor is bound and which is material in the context of the transactions contemplated by this agreement; or

      (d) result in the imposition or creation of any Encumbrance on or with respect to the Shares or the assets of the Group Companies.

2.4   No:

      (a) meeting has been convened, resolution proposed, application made, petition presented or order made for the winding up of the Vendor;

      (b) receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material asset of the Vendor; or

      (c) mortgagee or chargee has taken, attempted or indicated an intention to exercise its rights under any security of which the Vendor is the mortgagor or chargor.

2.5   The Vendor:

      (a) is not insolvent within the meaning of Ohio Revised Code " 1701.01(H) or 11 United States Code " 101(32);

      (b)   has not stopped paying its debts as and when they fall due; or

      (c) is not subject to any dissolution proceeding under Ohio Revised Code " 1701.86(D), an insolvency proceeding under Ohio Revised Code Chapter 2735, or a bankruptcy proceeding under Title 11 of the United States Code.

3.    THE GROUP COMPANIES

3.1   Each of the Group Companies:

      (a) is a body corporate duly incorporated, validly existing and in good standing under the laws of the place of its incorporation;

      (b) is accurately described in Schedule 1 in respect of the matters described therein;

      (c) has full corporate power to own its properties, assets and businesses and to carry on the businesses it conducts;

      (d) is duly registered and authorised to do business in every jurisdiction which, by the nature of its business and assets, makes registration or authorisation necessary; and

      (e) is not in default under or in violation of any provision of its constituent or other organisational documents.

3.2   No:

      (a) meeting has been convened, resolution proposed, application made, petition presented or order made for the winding up of any of the Group Companies;

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      (b)   receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material asset of any of the Group Companies; or

      (c) mortgagee or chargee has taken, attempted or indicated an intention to exercise its rights under any security of which any of the Group Companies is the mortgagor or chargor.

3.3   Except for the Subsidiaries, the Company:

      (a) has no subsidiaries within the meaning of the Corporations Act, the Delaware Code or the United States Code; and

      (b)   has no interest in the share capital of any company.

3.4 The Subsidiaries are not the holders or beneficial owners of any shares or other capital in any body corporate (whether incorporated or not).

3.5   No Group Company:

      (a)   acts or carries on business in partnership with any other person;

      (b) is a member of any corporate or unincorporated body, undertaking or association (other than a trade association);

      (c) holds nor is liable on any share or security (other than a share of security in a trade association); or

      (d) is the manager trustee or representative of any trust or scheme involving prescribed interests or managed investment (within the meaning of the Corporations Act).

3.6   The Company:

      (a) is not insolvent within the meaning of the general laws of the State of Delaware or 11 United States Code [ ] [ ] 101(32);

      (b)   has not stopped paying its debts as and when they fall due; and

      (c) is not subject to a dissolution proceeding under [ ] [ ] 8 Delaware Code Subchapter X, an insolvency proceeding under 8 Delaware Code Subchapter XL, or a bankruptcy proceeding under Title 11 of the United States Code.

3.7   Smucker Australia:

      (a) is not insolvent within the meaning of Ohio Revised Code [ ] [ ] 1701.01(H) or 11 United States Code [ ] [ ] 101(32);

      (b)   has not stopped paying its debts as and when they fall due; and

      (c)   is not subject to a dissolution proceeding under Ohio Revised Code
            [ ] [ ] 1701.86(D), an insolvency proceeding under Ohio Revised Code Chapter 2735, or a bankruptcy proceeding under Title 11 of the United States Code.

3.8   Delaware Newco 2:

      (a) is not insolvent within the meaning of the general laws of the State of Delaware or 11 United States Code [ ] [ ] 101(32);

      (b)   has not stopped paying its debts as and when they fall due; and

      (c) is not subject to a dissolution proceeding under [ ] [ ] 8 Delaware Code Subchapter X, an insolvency proceeding under 8 Delaware Code Subchapter XL, or a bankruptcy proceeding under Title 11 of the United States Code.

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3.9   Each Group Company that is incorporated in Australia:

      (a) is not insolvent within the meaning of section 95A of the Corporations Act;

      (b)   has not stopped paying its debts as and when they fall due; or

      (c) is not subject to voluntary administration under Part 5.3A of the Corporations Act.

3.10 Each of the Group Companies does not trade under a name other than its corporate name (excluding trademarks or business names registered in a name other than its corporate name).

3.11 Since its incorporation, the Company has not held any assets, had any Liabilities, carried on any business or trading activity in any jurisdiction or derived any income or incurred any expenses from such activity. The Company's sole function is to hold the shares in Delaware Newco 2.

3.12 Since its incorporation, Delaware Newco 2 has not held any assets, had any Liabilities, carried on any business or trading activity in any jurisdiction or derived any income or incurred any expenses from such activity. Delaware Newco 2's sole function is to enter into the Merger Agreement and to complete the Merger Transaction according to its terms and otherwise in compliance with the laws of the States of Ohio and Delaware, United States of America.

3.13 Since its incorporation, Smucker Australia has not carried on any business or trading activity in any jurisdiction or derived any income or incurred any expenses from such activity. Smucker Australia's sole function is to hold shares directly in Henry Jones Foods. Since its incorporation, Smucker Australia's only asset has been its shareholding in Henry Jones Foods. Since, its incorporation and prior to the date of this agreement, Smucker Australia's only Liabilities have ever been inter-group indebtedness owed to the Vendor. All such indebtedness has been extinguished as at the date of this agreement, with the effect that Smucker Australia has no Liabilities as at the date of this agreement.

3.14 Since its incorporation, Hallco has not carried on any business or trading activity in any jurisdiction or derived any income or incurred any expenses from such activity. Hallco's sole function is to hold Intellectual Property Rights. Since its incorporation, Hallco's only asset has been and continues to be Intellectual Property Rights. Hallco has no Liabilities and has never had any Liabilities since its incorporation.

3.15 HJF Superannuation Nominees' sole function is to act as the trustee of the HJF Fund. Since its incorporation, HJF Superannuation Nominees has not carried on any business or trading activity in any jurisdiction or derived any income or incurred any expenses from such activity, other than in its capacity as the trustee of the HJF Fund.

3.16 The execution, delivery and performance of this agreement and the transactions contemplated by it will not:

      (a) result in a breach of any provision of the constitution or organisational documents of any of the Group Companies;

      (b) to the Vendor's knowledge, result in a breach of, or constitute a default under, any instrument or agreement to which any Group Company is a party or by which any Group Company is bound and which is material in the context of the transactions contemplated by this agreement;

      (c) result in a breach of any order, judgment or decree of any court or Government Authority to which any Group Company is a party or by which any Group Company is bound and which is material in the context of the transactions contemplated by this agreement; or

      (d) result in the imposition or creation of any Encumbrances on or with respect to the Shares or the assets of any Group Company.

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4.    SHARE CAPITAL

4.1   The shares issued in each of the Group Companies are as specified in
      Schedule 1 and:

      (a) comprise all of the issued and outstanding shares in the capital of each respective Group Company;

      (b)   are fully paid; and

      (c) were validly issued in compliance with the constituent documents of each Group Company and:

            (i) in the case of any Group Company incorporated in Australia, in compliance with the securities laws of Australia; and

            (ii) in the case of any Group Company incorporated in the United States of America, in compliance with the securities laws of the relevant State of that Group Company's incorporation.

4.2 The Vendor is the sole legal and beneficial owner and has complete and unrestricted power and right to sell, assign and transfer the Shares to the Purchaser.

4.3 In respect of the one ordinary share in the capital of Henry Jones Foods that is legally held by Ross Mudford, the Vendor is entitled to transfer, and will procure the transfer of, the legal ownership of that share to Delaware Newco No 2 free from Encumbrance on and with effect from Completion.

4.4   In respect of each of the Group Companies:

      (a) there are no securities convertible into shares in the capital of any of those Group Companies;

      (b)   there are no options or other entitlements:

            (i)   over the shares in the capital of any Group Company; or

            (ii)  to have shares in any Group Company issued; and

      (c) there are no restrictions on the transfer of any shares in any Group Company.

4.5 There is no Encumbrance over or affecting any of the Shares or any of the shares in the Subsidiaries.

4.6 On Completion, the Purchaser will acquire the full beneficial ownership of all of the Shares, free of any Encumbrance and have a right to be registered as legal owner of those Shares.

4.7   Other than:

      (a) in respect of the one ordinary share in the capital of Henry Jones Foods that is legally held by Ross Mudford; and

      (b) the 2 'B' class shares held by Eileen Curtis and John Hausler respectively in HJF Superannuation Nominees,

      Smucker Australia is the beneficial owner of all the issued shares in each Subsidiary free from any Encumbrance.

5.    THE AUDITED ACCOUNTS AND THE MANAGEMENT ACCOUNTS

5.1   The Audited Accounts and the Management Accounts:

      (a)   give a true and fair view of:

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            (i)   the assets, liabilities, financial position and state of
                  affairs of the Group as at the Accounts Date (in the case of the Audited Accounts) and as at 28 February 2004 (in the case of the Management Accounts); and

            (ii) the financial performance of the Group for the year ended on the Accounts Date (in the case of the Audited Accounts) and as at 28 February 2004 (in the case of the Management Accounts);

      (b)   were prepared in accordance with:

            (i) the Accounting Standards, the Corporations Act and all other applicable laws; and

            (ii) the same accounting policies as were applied in the corresponding accounts for the previous 5 years;

      (c) contain proper and adequate provision for or fully disclose all liabilities, whether actual, contingent or otherwise, of the Group as at the Accounts Date (in the case of the Audited Accounts) and as at 28 February 2004 (in the case of the Management Accounts); and

      (d) fully disclose any abnormal, extraordinary or exceptional items if they are affected by any such items.

3.2   Since the Accounts Date:

      (a) there has been no material adverse change in the assets, liabilities, turnover, earnings, financial condition, trading position, affairs or prospects of any Group Company;

      (b) other than the Dividend and the Vendor Distribution, no dividend or distribution of capital or income has been declared, made, paid or determined to be payable in respect of any share capital of a Group Company whether of cash, specific assets or otherwise;

      (c) the Group has carried on the Business in the ordinary and usual course and has not entered into any contracts or arrangements other than in the ordinary and usual course of carrying on the Business;

      (d) no Group Company has incurred or undertaken any actual or contingent liabilities or obligations, including Tax, except in the ordinary and usual course of business;

      (e) no Group Company has acquired or disposed of or dealt with any assets, nor has it entered into any agreement or option to acquire or dispose of any assets, other than in the ordinary and usual course of business or for full market value;

      (f) except in the ordinary and usual course of business, no Group Company has borrowed money;

      (g) except by operation of law or in the ordinary and usual course of business, no Group Company has granted any Encumbrance over any of its inventory or assets;

      (h) no Group Company has paid or agreed to pay any retiring allowance, superannuation or benefit to any of its officers or employees other than as required by law or in accordance with a superannuation or retirement scheme in force at the Accounts Date or any other arrangement giving rise to such requirement;

      (i) no Group Company has entered into or altered any contract of service with any officers, employees or agents, or increased or agreed to increase the rate of remuneration or compensation payable to any of its officers, employees or agents, other than pursuant to salary reviews that have been undertaken on a commercial basis and in the ordinary and usual course of business;

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      (j)   the rights attaching to any shares in a Group Company, have not altered and no alteration has been made to the capital structure of a Group Company;

      (k) no Group Company has implemented any new accounting or valuation method for its business, assets, property or rights;

      (l) no loans have been made nor bonuses paid by a Group Company to employees, nor have any advances or loan money been accepted from any employees, other than in accordance with the Company's remuneration procedures that have been adopted and applied on a commercial basis and in the ordinary and usual course of business; and

      (m) no resolutions have been passed by the members or directors of a Group Company except in the ordinary and usual course of business of that Group Company and those necessary to give effect to this agreement and, where applicable, the Merger Transaction.

5.3 No Group Company has provided any letter of comfort or made any representation or given any undertaking to any person in respect of the obligations or solvency of any other person or in support of or as an inducement to or otherwise in connection with the provision of financial accommodation, whether or not considered by the Group Company to be legally binding

5.4 No Group Company has entered into any contract under which it receives, or is entitled to receive, financial accommodation from any person, including any other Group Company. Without limiting the foregoing, as between the Subsidiaries and the Vendor, there is no indebtedness, other than accounts payable arising from inter-Group supply arrangements that have been entered into in the usual and ordinary course of the Business.

5.5 Except for operating leases, the Group Companies do not have nor are they engaged in financing of a type which is not required to be shown or reflected in the Audited Accounts and the Management Accounts.

5.6 No Group Company is a party to any foreign currency transaction, other than in respect of raw material purchases made in the ordinary and usual course of the Business.

5.7 No Group Company has any obligation to provide money, indemnify or otherwise be responsible to another person for obligations (whether they relate to financial accommodation or otherwise) of any other Group Company, the Vendor or any of its Associates.

6.    BOOKS AND RECORDS

6.1   The Books and Records are in the possession of the Group Companies.

6.2   To the best of the Vendor's knowledge, the Books and Records:

      (a)   have been fully, properly and accurately kept and completed;

      (b)   do not contain material inaccuracies or discrepancies of any kind;
            and

      (c) as far as necessary, have been prepared in accordance with the requirements of the Corporations Act and the Accounting Standards.

7.    CONTRACTS AND COMMITMENTS

7.1 No Group Company is a party to any Contract under which it is or will be bound to share profits or pay any royalties, other than the Intellectual Property Licences.

7.2   No Contract:

      (a)   is outside the ordinary and proper course of the Business; or

      (b)   is not on arm's length terms

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7.3   As at the date of this agreement, there are no contracts other than the
      Material Contracts listed in Schedule 3 that are material to the operation of the Business as it is conducted by the Group Companies as at the date of this agreement. To the Vendor's knowledge, there are no issues in relation to any of the Material Contracts that are material to the operation of the Business and have not been disclosed by the Vendor to the Purchaser prior to the date of this agreement. For the purpose of this Warranty 7.3, an issue in relation to a Material Contract is material to the operation of the Business if that issue has resulted in or is reasonably likely to result in either:

      (a) a reduction of $250,000 or more in the consolidated earnings before interest, tax, depreciation and amortisation of the Group; or

      (b) a reduction of $2,500,000 or more in the consolidated net assets of the Group as at the date of the Management Accounts.

7.4 No party is entitled under any Material Contract because of any change in the legal or beneficial ownership of the Shares or any of them, or the compliance with this agreement:

      (a)   to terminate any Material Contract;

      (b)   to make any Claim against the Purchaser or any Group Company; or

      (c) to require the adoption of terms less favourable to any of the Group Companies.

7.5   To the Vendor's knowledge, no party to any Material Contract is:

      (a)   in default; or

      (b) but for the requirements of notice or lapse of time or both, would be in default; and

      (c) the default could be reasonably expected to have a material adverse effect on the Business.

7.6 As far as the Vendor is aware, no action has been taken, or threat made, to terminate or amend any Material Contract where such action or threat is reasonably likely to have a material adverse effect on the Business.

7.7 To the Vendor's knowledge, during the 12 months prior to the date of this agreement, no party to a Material Contract:

      (a) stopped or indicated an intention to stop trading with or supplying the Group Company;

      (b) reduced or indicated an intention to reduce substantially its trading with or supply arrangements with the Group Company; or

      (c) changed or indicated an intention to change substantially the terms on which it is prepared to trade with or supply the Group Company other than normal price and quota changes.

7.8 Neither the Vendor nor any Group Company has entered into a binding contract with, or given a binding offer to or arrived at any other binding arrangement or understanding with, Goulburn Valley Water in respect of or relating to matters in connection with the Effluent Ponds.

8.    SUPERANNUATION

8.1 The Group Companies incorporated in Australia contribute to the Funds and those Group Companies do not have any other obligation, liability or duty to make any payments in respect of any other Superannuation Arrangements.

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8.2   Each Group Company has complied with all of its superannuation obligations, duties and liabilities in respect of its employees under all applicable laws, awards, employment agreements and the governing rules of each Fund.

8.3 The Vendor has made available to the Purchaser complete and correct copies of all documents, to the Vendor's knowledge, comprising:

      (a) the governing rules of the HJF Fund, including all explanatory booklets, announcements and notices regarding the benefit entitlements of the employees of the Group Companies in the HJF Fund; and

      (b) the most recent annual reports and actuarial reports of the HJF Fund (where applicable), including reports as to contribution rates of the HJF Fund.

8.4 To the Vendor's knowledge, each Fund is a 'complying superannuation fund' within the meaning of the SIS Act, and the Funds have not received any "section 63" notices or non-compliance notices under the SIS Act.

8.5 The Group Companies contribute to each Fund in accordance with current actuarial requirements. The HJF Fund is fully funded. To the Vendor's knowledge, the assets of the HJF Fund are sufficient, having regard to appropriate actuarial evaluation methods and assumptions, to meet all potential claims which are governed by the HJF Fund's governing rules, in connection with all members of the HJF Fund, including (but not limited to) claims for benefits by the employees of the Group Companies and their beneficiaries of the HJF Fund.

8.6 To the Vendor's knowledge, neither a Group Company nor the trustee of the HJF Fund has received notice of any material complaints, actions, claims or suits in connection with the HJF Fund.

8.7 Full and proper Books and Records for the HJF Fund have been kept, are up-to-date, and present a true and fair view of the financial position of the HJF Fund.

8.8 Except where it would be in the ordinary course of the Business, or as otherwise specifically provided for in this agreement or in connection with a transaction required by clause 10 of this agreement, neither the actions of a Group Company or the Vendor prior to the Completion Date nor the sale of Shares contemplated by this agreement will cause:

      (a) a variation in the Superannuation Arrangements of the Group Companies or their employees; or

      (b) an increase in the obligations of the Purchaser or any Group Company to make superannuation contributions, or an increase in benefits payable from a Fund in respect of the employees of any Group Company under any applicable law, award, industrial agreement, employment agreement or the governing rules of a Fund.

8.9 The governing rules of the HJF Fund have not been amended since the date of the last amendment dated 26 November 2002, provided to the Purchaser.

8.10 Prior to and as at the Completion Date, no superannuation contributions were or are required to be made by any Group Company in respect of any contractors in accordance with the SGA Act or the SGC Act.

8.11 The Group Companies have no superannuation guarantee charge liabilities in respect of their employees under the SGA Act or SGC Act.

8.12 All superannuation related contributions, expenses or other payments, including the minimum employer superannuation guarantee contributions required to be paid in respect of the employees

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      of the Group Companies to avoid the imposition of the Superannuation
      Guarantee Charge under the SGA Act and the SGC Act, up to and including the Completion Date have been:

      (a)   paid; or

      (b) accrued or provided for in the Audited Accounts (including any penalties or interest in respect thereof);

      as at Completion.

9.    EMPLOYEES

9.1 Schedule 9 sets out a complete and accurate summary of the following particulars in relation to each employee of any of the Group Companies as at the date of this agreement:

      (a)   name;

      (b)   classification/job title and job description;

      (c)   date of commencement of employment;

      (d)   salary/wages;

      (e) other forms of remuneration (including, without limitation, allowances and provision of a motor vehicle);

      (f)   provision for accrued and untaken annual leave;

      (g)   provision for accrued and untaken sick leave; and

      (h) provision for accrued and untaken, and unaccrued, long service leave.

9.2 No employees of any of the Group Companies are eligible to receive any benefits from their employment other than those set out in Schedule 9.

9.3 All of the employees of any of the Group Companies who are classified as 'casual' employees are not engaged on either a full-time or part-time basis.

9.4 With the exception of the Management Employees who have agreements with the Vendor for the payment of bonuses if this agreement is Completed according to its terms, the Group Companies have not made any contract, arrangement, understanding or representation (whether written or oral) under which one or more employees, contractors or agents will or may be entitled to any benefit (monetary or otherwise) if ownership (direct or indirect) of the Group Companies changes, as will occur on the sale of the Shares.

9.5 No notice has been received by the Group Companies of a potential Claim, by or on behalf of any past or present employee or contractor against the Group Companies.

9.6 There are no Claims made by an employee of any of the Group Companies for workers' compensation which are outstanding and, to the Vendor's knowledge, no event has arisen which may reasonably be expected to give rise to a claim for workers' compensation by any employee of any of the Group Companies.

9.7 To the Vendor's knowledge, the Group Companies have materially complied with all obligations arising under law, equity, statute (including occupational health and safety, annual leave, long service leave, equal opportunity, anti-discrimination, Tax, superannuation, workers compensation and industrial laws), award, enterprise agreement or other instrument made or approved under any law with respect to its past and present employees and contractors. Without limiting the generality of the foregoing, no director or employee of any Group Company has been terminated in circumstances which may reasonably be expected to give rise to a Claim against any of the

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      Group Companies in relation to loss of office or termination of employment
      (including, without limitation, redundancy).

9.8 The Group Companies (or any of them) are not involved in any industrial or trade dispute or any dispute or negotiation regarding a Claim of material importance with any organisation or body of employees.

9.9 No amount due to or in respect of any director, employee, consultant or former director, former employee or former consultant of any of the Group Companies is in arrears and unpaid, other than amounts that are in arrears and unpaid in the usual and ordinary course of the Business and in accordance with a Group Company's remuneration procedures.

9.10 The Group Companies (or any of them) have no outstanding undischarged liability to pay to any Government Authority any contribution, Taxes or other impost arising in connection with the employment or engagement of personnel by any of the Group Companies.

9.11 To the Vendor's knowledge, the Group Companies (or any of them) have not breached any legislation or authorisation relating to the health or safety of their employees. As at the date of this agreement there are no outstanding notifications in relation to such breaches.

9.12  Subject to Warranty 9.13 and any statutory or award entitlements:

      (a) no officer or employee of any of the Group Companies is entitled to any more than 30 days' notice of termination (or payment in lieu thereof) ; and

      (b) no officer or employee is entitled to compensation for termination after proper notice (or payment in lieu thereof) other than a redundancy or severance payment in the usual and ordinary course of the Business (other than in the case of unfair dismissal).

9.13 Except for notice of termination (or pay in lieu), the only redundancy benefits employees of the Group Companies who are retrenched are eligible to receive are as follows:

      (a) employees who are covered by the Henry Jones Foods (Enterprise Bargaining) Agreement 2003 - the redundancy benefits under that agreement;

      (b) the Management Employees - the redundancy benefits specified in the severance and termination agreements between the Vendor and each Management Employees, drafts of which form part of the Disclosure Materials. The draft agreements referred to in this Warranty will, when executed by Henry Jones Foods and each Management Employee, be substantially similar in all respects to the draft agreements that form part of the Disclosure Materials; and

      (c) all employees other than those described in (a) and (b) - in accordance with all applicable laws, policies and procedures in place from time to time as applied on a case by case basis after obtaining legal advice where appropriate.

9.14 All of the persons who are engaged to work by a Group Company and who are classified as 'contractors' or 'consultants' are not 'employees' at common law.

10.   TAX

      In Warranties 10.1 to 10.23 inclusive, AUSTRALIAN TAX means any Tax under any law of the Commonwealth of Australia or any law of a State or Territory of Australia.

10.1  AUDITED ACCOUNTS

      The Audited Accounts contain provisions for all Australian Taxes for or in respect of any of the Australian Subsidiaries for all periods up to the Accounts Date. No additional or other Taxes are or will be payable (whether on, before or after Completion) by any of the Australian Subsidiaries in respect of the period up to the Accounts Date.

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10.2  TAX SINCE THE ACCOUNTS DATE

      Since the Accounts Date, no additional liability for Australian Tax has accrued to any of the Australian Subsidiaries otherwise than as a result of trading activities in the usual and ordinary course of the Business. Each of the Australian Subsidiaries has accrued for all Australian Taxes for which it is liable or will become liable in respect of the period from the Accounts Date up to and including the Completion Date.

10.3  DEDUCTIONS

      The Australian Subsidiaries have complied with all of their material obligations under any statutory provisions requiring the deduction or withholding of Australian Tax from amounts paid by them and have properly accounted for any Australian Tax so deducted or withheld to any Australian Taxation authority (other than amounts which have not yet become due to be paid) in accordance with relevant law.

10.4  PAYMENT OF TAX

      (a) All Australian Tax payable with respect to any period or part of a period ending on or prior to Completion by any Australian Subsidiary, including Australian Tax payable in respect of:

            (i) any agreement or transaction (other than as contemplated by this agreement) occurring prior to Completion; or

            (ii) all or part of any financial year of the relevant company occurring before Completion; or

            (iii) any income, gains, profits or receipts (of a revenue or capital nature), accrued, earned, received or derived, or deemed by any Australian Tax law to be accrued, earned, received or derived, prior to Completion,

            has been duly paid or is adequately provided for in the Audited Accounts on the basis of the usual accounting practice of the Australian Subsidiaries.

      (b) The Australian Subsidiaries have not entered into any agreement or arrangement which extends the period for assessment or payment of any Australian Tax.

10.5  APPLICATIONS

      No application to any Government Authority for any ruling, consent or clearance on behalf of the Australian Subsidiaries has been made in respect of Australian Tax.

10.6  NO DISALLOWANCE

      Nothing has occurred in respect of the Australian Subsidiaries which will cause the disallowance for Australian income tax purposes of either the carry forward of losses as at the Accounts Date or the deduction of losses incurred since the Accounts Date other than as a result of the transfer of Shares in accordance with this agreement.

10.7  NO ADDITIONAL TAXES

      Since the Accounts Date, the Australian Subsidiaries (or any of them) have not become liable to pay any additional Australian Taxes, interest, penalty, charge, fee or other like amount imposed or made on or in respect of the failure to file a return in respect of or to pay any Australian Taxes.

10.8  INVESTIGATIONS

      (a)   All necessary information, notices, computations and returns:

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            (i)   have been properly and duly submitted by each of the
                  Australian Subsidiaries to each relevant Government Authority in respect of Australian Taxes for or in respect of each of the Australian Subsidiaries for all periods up to the date of this agreement; and

            (ii) will continue to be submitted in respect of periods after the date of this agreement until the Completion Date in respect of those later periods.

      (b) There is no unresolved dispute with any Government Authority in respect of Australian Tax. Neither the Australian Commissioner of Taxation nor any other fiscal authority is at present conducting any investigation into all or any part of the business or affairs of any of the Australian Subsidiaries. The Vendor is not aware of any reason why any such investigation may be initiated.

10.9  RECORDS OF ASSETS

      (a) The Australian Subsidiaries, the Vendor or Related Bodies Corporate of the Vendor have maintained and have retained for the period required by law an asset register containing:

            (i) sufficient Australian Tax depreciation schedules and sufficient Australian Tax building allowance schedules of its assets listed in the asset register;

            (ii) accurate records of cost bases of its assets listed in the asset register for Australian Tax purposes; and

            (iii) accurate records required to substantiate or permit the calculation of any taxation liability which may arise to the Australian Subsidiaries.

10.10 CAPITAL GAINS TAX

      The capital gains tax status of the assets of the Australian Subsidiaries is accurately recorded in the depreciation register for Taxation purposes. In particular, the estimated cost base and acquisition date of the assets has been properly calculated in accordance with the Australian Tax law.

10.11 DIVIDENDS

      (a)   Since the last Franking Account Balance Date:

            (i)   no dividend has been paid by any Australian Subsidiary:

                  (A) in respect of which the required franking amount (as provided for in section 160AQE of the 1936 Tax Act) has exceeded the franked amount (as defined in section 160APA of the 1936 Tax Act) of the dividend; or

                  (B) which has been franked with franking credits or exempting credits (whichever is applicable) in excess of the required franking amount,

                  which would result in the Australian Subsidiary being liable to pay franking deficit Australian Tax or additional Australian Tax under the 1936 Tax Act, and

                  (C) in respect of which the required franking amount (as provided for in section 160AQE of the 1936 Tax Act) was less than the franked amount (as defined in section 160APA of the 1936 Tax Act) of the dividend; or

                  (D) (which has been franked with franking credits or exempting credits (whichever is applicable) in excess of the required franking amount; and

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            (ii)  no dividend has been paid by any Australian Subsidiary in respect of which that company has or will have a liability to over-franking tax or franking deficit tax pursuant to section 203-50 or section 205-45 respectively of the 1997 Tax Act that has not been or will not be paid in full prior to Completion.

      (b) No Australian Subsidiary has paid or will as at Completion have paid or provided any amount, other than a duly declared dividend which would or may be deemed to be a dividend under the 1936 Tax Act or the 1997 Tax Act.

      (c) No asset revaluation dividend (as defined in section 46E(1) of the 1936 Tax Act) has at any time been paid or as at Completion will have been paid to any Australian Subsidiary.

      (d) No dividend has been paid by any Australian Subsidiary to the Company or to any other Subsidiary which has resulted in an Australian withholding tax obligation that has not been paid by the Company, any Australian Subsidiary or the Vendor.

10.12 GST

      (a) To the Vendor's knowledge, no Australian Subsidiary is a party to any material contract, agreement, arrangement or understanding entered into on or after 1 July 2000 in respect of which it is or will become liable to pay GST without factoring such GST into the consideration or being entitled to increase the consideration payable under the contract, agreement, arrangement or understanding or otherwise seek reimbursement so that the Australian Subsidiary retains the amount it would have retained but for the imposition of GST.

      (b)   Each Australian Subsidiary:

            (i)   is registered for GST under the GST law;

            (ii)  has complied in all respects with the GST law; and

            (iii) is not in default of any obligation to make any payment or return (including without limitation any Business Activity Statement) or notification under the GST law.

10.13 No Australian Subsidiary has engaged in any avoidance scheme for the purposes of section 165-5 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

10.14 Except in relation to the transaction contemplated by this agreement, no Australian Subsidiary has been notified that it is subject to any current investigation, enquiry or review of its prices by the ACCC.

10.15 To the Vendor's knowledge, no Australian Subsidiary has received any complaints of non-compliance in relation to its obligations under Part VB of the Trade Practices Act 1974 (Cth).

10.16 Henry Jones Foods has established internal procedures and systems necessary to ensure that its billing, accounts receivable and general ledger functions accurately capture and account for GST in all material respects.

      Unless otherwise defined in this agreement, words or expressions used in Warranties 10.12 to 10.16 have the same meaning as defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

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10.17 PAYG

      (a) The Australian Subsidiaries have made all payments due under the PAYG system as and when due.

      (b) Any obligations on any Australian Subsidiary under any Australian Tax law to withhold amounts at source, including, but not limited to, any Australian withholding Tax, PAYG Tax obligations in respect of periods to 30 June 2000, prescribed payments system obligations in respect of periods to 30 June 2000, royalties and any PAYG withholding pursuant to Part 2-5 of Schedule 1 of the Taxation Administration Act 1953 in respect of periods from 1 July 2000, have been complied with.

10.18 ASSESSABLE INCOME, ALLOWABLE DEDUCTIONS AND OTHER MATTERS

      Since the Accounts Date, no event has taken place, including the Merger Transaction that has resulted in an Australian Subsidiary either:

      (a) deriving additional assessable income or incurring reduced allowable deductions under the 1997 Tax Act or the 1936 Tax Act which are not provided for or otherwise reflected in the Completion Accounts; or

      (b) breaching the same business test in Division 165 of the 1997 Tax Act or Section 80E of the 1936 Act.

10.19 STAMP DUTY

      (a) All stamp duty and other similar Australian Tax payable in respect of every Material Contract or transaction to which any of the Australian Subsidiaries is or has been a party, or by which any of the Australian Subsidiaries derive, has derived or will derive a substantial benefit, have been duly paid.

      (b)   No Material Contract is unstamped or insufficiently stamped.

10.20 COMPANY RETURNS

      (a) All returns and notices required by law for Australian Taxes and lodged by the Australian Subsidiaries, were:

            (i)   properly and correctly compiled; and

            (ii)  not misleading.

      (b) To the Vendor's knowledge, the Australian Subsidiaries have complied with the 1936 Tax Act and the 1997 Tax Act.

10.21 MISCELLANEOUS

      (a)   The Australian Subsidiaries:

            (i) have not entered into or been a party to any transaction which contravenes the anti-avoidance provisions of any applicable Australian Tax law including the 1936 Tax Act and the 1997 Tax Act; and

            (ii) have not made any Australian income Tax private binding ruling requests, objections or amended assessments with respect to its lodged Australian income Tax returns.

      (b) Since the Accounts Date, the Australian Subsidiaries have not done or omitted to do anything which might incur an Australian Tax liability except in the usual and ordinary course of the Business.

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      (c)   In respect of the returns lodged pursuant to the 1936 Tax Act and the 1997 Tax Act, the Australian Tax deduction or loss otherwise claimed by the Australian Subsidiaries in respect of the consideration given by the Australian Subsidiaries for services or trading stock or other property has not been deemed and is not likely to be deemed to be reduced or disallowed in whole or in part by sections 31C, 52A, 56(4), 65, 82KJ, 82KK, 82KL or 177F or any other provision of the 1936 Tax Act, or any corresponding provisions of the 1997 Tax Act (including sections 70-20, 40-190, 40-300, or 26-35).

      (d) No future income tax benefits are treated as assets in the Audited Accounts other than benefits resulting from timing differences.

      (e) No Australian Subsidiary has engaged in any transaction that has triggered Division 245 of Schedule 2C to the 1936 Tax Act.

      (f) Without limit to the generality of the other Warranties, the Vendor represents and warrants that, as at Completion:

            (i) no Australian Tax is or will be payable by any Australian Subsidiary by reason of the application of section 160ZZOA, subdivision 126-B or subdivision 104-J of the 1997 Tax Act in relation to any agreement or transaction occurring prior to Completion;

            (ii) no Australian Tax is or will be payable by any Australian Subsidiary by reason of the application of section 160 ZZOA, subdivision 126-B or subdivision 104-J of the 1997 Tax Act in relation to entry into or Completion of this agreement;

            (iii) no Australian Tax is or will be payable by any Australian
                  Subsidiary by reason of the application of Part IVA of the 1936 Tax Act to any transaction entered into prior to Completion or in relation to entry into or Completion of this agreement; and

            (iv) no Australian Tax (excluding franking deficits Tax for which a credit is obtained) is or will be payable by any Australian Subsidiary in relation to any dividends paid by an Australian Subsidiary on or prior to Completion, including the Dividend.

10.22 TAXATION AMOUNT

      (a) Each of the relevant Australian Subsidiaries have complied with all required Australian Tax obligations in relation to its employees.

      (b) Each of the relevant Australian Subsidiaries have remitted to the relevant complying superannuation fund (within the meaning of the Superannuation Guarantee (Administration) Act 1992) all amounts required by that Act by the relevant due dates immediately prior to the Completion Date.

      (c) Each of the Australian Subsidiaries have remitted to the relevant state authority all amounts required by the applicable legislation in relation to workers compensation.

      (d) Each of the Australian Subsidiaries have remitted to the Australian Commissioner of Taxation all fringe benefits tax required by the Fringe Benefits Tax Assessment Act 1986.

      (e) Each of the Australian Subsidiaries have remitted to the relevant State Taxation Office all payroll tax required by the applicable State pay-roll tax legislation.
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10.23 AUSTRALIAN INCOME TAX CONSOLIDATION

      With respect to the Australian Subsidiaries:

      (a) no election has been made or communicated to the Australian Taxation Office (ATO) to consolidate any consolidatable group or potential 'Multipal Entry Consolidated' group; and

      (b) no choices or elections have been made by any Australian Subsidiary under Part 3-90 of the 1997 Tax Act.

      Terms or expressions used in this Warranty 10.23 that correspond to terms or expressions used in Part 3-90 of the 1997 Tax Act have the same meaning in this Warranty as they have for the purposes of Part 3-90.

10.24 US TAX WARRANTIES

      (a) The Company, Delaware Newco 2 and Smucker Australia (or any of them) have not been a member of an Affiliated Group filing a consolidated United States federal income tax return, other than a group the common parent of which is the Vendor.

      (b) The Vendor has filed a consolidated United States federal income Tax return for Smucker Australia for the taxable year immediately preceding the current taxable year and is eligible to make the Code
            Section 338(h)(10) Election.

      (c) Neither the Company nor the Subsidiaries have any liability for the US Taxes of any person other than the Company and the Subsidiaries:

            (i) under United States Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law);

            (ii)  as a transferee or successor;

            (iii) by contract; or

            (iv)  otherwise.

      (d) Each Affiliated Group of which Smucker Australia is or has been a member has filed all US Tax returns that it was required to file for each taxable period during which Smucker Australia was a member of the group. All such US Tax returns were correct and complete in all respects. All US Taxes owed by any Affiliated Group for each taxable period during which Smucker Australia was a member of the group have been paid. There are no deficiencies for US Taxes of any Affiliated Group for any taxable period during which Smucker Australia was a member of the group claimed, proposed or assessed by any Government Authority that have not yet been fully and finally resolved.

      (e) There are no pending investigations or, to the Vendor's knowledge, threatened investigations, Claims or disputes concerning any US Tax liability of any Affiliated Group for any taxable period during which Smucker Australia was a member.

      (f) No Affiliated Group has waived any statute of limitations in respect of any US Taxes or agreed to any extension of time with respect to a US Tax assessment or deficiency for any taxable period during which Smucker Australia was a member of the group.

      (g) There are no liens for US Taxes (other than US Taxes not yet due and payable) on any of the assets of Smucker Australia.

      (h) Smucker Australia has not agreed and is not required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method. Smucker Australia has no knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

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      (i)   Neither Smucker Australia nor any of its affiliates or predecessors by merger or consolidation has within the past three years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to
            Section 355 of the Code.

      (j) There are no tax-sharing agreements or similar agreements with respect to or involving any Group Company.

      (k) No Group Company has ever made an election to change its classification for United States federal income tax purposes or had such an election made on its behalf.

      (l) None of the Group Companies own any property located in the United States of America or are or have been engaged in activities in the United States of America that amount to a permanent establishment within the meaning of the tax treaty between the United States if America and Australia.

      For the purpose of this Warranty 10.24, US TAXES has the same meaning as in clause 12.5 of this agreement.

11.   LITIGATION

11.1 None of the Group Companies is engaged in any prosecution, litigation or arbitration proceedings (PROCEEDINGS).

11.2 To the Vendor's knowledge, the Group's dispute with National Foods relating to the supply of aseptic fruit containing contaminated guar gum has been settled on terms that do not give rise to:

      (a)   any further Liability or Claim against any Group Company;

      (b) any materially adverse consequences for the Group's profitability and trading position for the financial year ending 30 April 2004 and the financial year commencing 1 May 2004; or

      (c) any materially adverse consequences for the Group's on-going relationship with National Foods.

11.3  There are no Proceedings pending involving any of the Group Companies.

11.4 To the Vendor's knowledge, there are no disputes which may or might give rise to any Proceedings involving any of the Group Companies.

11.5 To the Vendor's knowledge, there are no Proceedings threatened in respect of which written or verbal communication has been given or received by any of the Group Companies.

11.6 Subject only to the subsequent events referred to in Warranty 11.2, all information provided to the Purchaser in the Disclosure Material regarding any investigation, prosecution, litigation or arbitration proceeding represents a fair statement of the status of such investigation, prosecution, litigation or arbitration proceedings.

11.7 There are no unsatisfied judgements, awards, claims or demands against any of the Group Companies.

12.   PRIVACY

12.1 To the Vendor's knowledge, the Group Companies have complied with Privacy Law in relation to Personal Information.

12.2 No notice has been received that any person has claimed, or to the Vendor's knowledge, threatened to claim, any compensation from any of the Group Companies for a breach or alleged breach of Privacy Law.

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12.3  No notice has been received by any of the Group Companies from a competent authority alleging a breach of Privacy Law.

13.   INTELLECTUAL PROPERTY

13.1 Part 1 of Schedule 6 contains a complete and accurate list of all Owned Intellectual Property Rights.

13.2 The Group Companies either own or hold valid licences for all Intellectual Property Rights used in the Business, as conducted by the Group immediately prior to Completion. Without limiting the foregoing, the Group Companies either own all Intellectual Property Rights in or hold valid licences to use and exploit all recipes and methods of manufacture for products supplied by the Business.

13.3 The Group Companies are the legal and beneficial owners of the Owned Intellectual Property Rights, which are owned free from Encumbrance other than to the extent that they are Encumbered pursuant to the Cerebos Trade Mark Deed. The Vendor is the legal and beneficial owner of the Vendor Intellectual Property Rights, free from Encumbrance.

13.4 The Group Companies have not dealt with or granted to any person any rights in respect of the Owned Intellectual Property Rights by way of licence or in any other way, other than the Intellectual Property Rights the subject of the Cerebos Trade Mark Deed.

13.5 To the knowledge of the Vendor, the Group Companies have not infringed the Intellectual Property Rights of any other person and no person has infringed or is presently infringing the Owned Intellectual Property Rights.

13.6 Other than in respect of the Intellectual Property Licences, there are no royalties, licence fees or other similar fees payable by any Group Company in connection with the use of any Intellectual Property Rights.

13.7 Each of the Intellectual Property Licences is valid, binding and enforceable by and against the relevant Group Companies. The Group Companies and, to the Vendor's knowledge, each licensor have complied at all times with the terms, conditions and other provisions of each licence and no circumstances exist which might cause any of them to be terminated.

13.8 Each of the trade marks, patents and designs (if any) used in the Business are the subject of a valid registration or a pending application for registration, owned by the Group Companies, in each jurisdiction where they are used in the Business.

13.9 No Group Company uses or requires in the Business any Intellectual Property Rights other than the Owned Intellectual Property Rights and the Intellectual Property Licences. To the Vendor's knowledge, there is no reason why, immediately after Completion, the Group Companies could not continue to exploit the Owned Intellectual Property Rights for the remainder of their term.

13.10 To the Vendor's knowledge, no notice has been received of any challenge to the validity, enforceability, patentability or registrability of the Owned Intellectual Property Rights or the Vendor Intellectual Property.

13.11 The Group Companies may do, or omit to do, any act in relation to any copyright works owned by or used by the Group Companies, without infringing the Moral Rights of the authors of those works or films.

13.12 To the Vendor's knowledge, the Confidential Information has not been disclosed to any person other than to employees of the Group Companies whose duties require them to have access to the Confidential Information.

13.13 The Vendor is entitled to grant the Purchaser and the Group Companies an exclusive licence to use the Vendor Intellectual Property for the sole purpose of the sale in Australia of the Licensed

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      Products using Henry Jones Foods' existing stock of labels and other packaging as at the Completion Date. To the Vendor's knowledge, the use by the Purchaser and the Group Companies of the Vendor Intellectual Property for that purpose will not infringe any third party's Intellectual Property Rights.

14.   INSURANCE

14.1 Each insurance policy held by or on behalf of the Group Companies is currently in full force and effect and all applicable premiums are either accrued or paid in respect of the period up to Completion.

14.2 There are no Claims in excess of $10,000 by the Group Companies or any person claiming on their behalf under any insurance policy presently held by the Group Companies or held by them within 5 years prior to the Completion Date that are outstanding or for which an indemnity is not available from an insurer.

14.3 The Group Companies have effected all insurances required by law to be effected by them for the conduct of the Business in the usual and ordinary course.

14.4 To the Vendor's knowledge, nothing has been done or omitted to be done by the Group Companies which would make any insurance contract void or voidable or which would permit an insurer to cancel the insurance contract or refuse or reduce a claim, or alter any of the other provisions of the insurance contract.

14.5 To the Vendor's knowledge, the Group Companies have not done or omitted to do anything which might result in an increase in the premium payable under any contract of insurance.

14.6 Under the insurance policies in which the Group Companies have an interest:

      (a) all of the property and assets of the Group Companies of an insurable nature are insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against; and

      (b) the Group Companies are adequately insured for such amounts as would be maintained in accordance with prudent business practice in respect of all risks, whether in relation to damage to property, personal injury, public liability, product liability, workers' compensation, business interruption insurance or otherwise.

14.7 The Group Companies have not been notified by any insurer that any of them are required or that it is advisable for any of them to carry out any maintenance, repairs or other works in relation to any of its assets or properties used in connection with the Business.

14.8 There is no unresolved Claim nor, to the Vendor's knowledge, any circumstance giving rise to a Claim under any insurance policy of the Group Companies.

15.   PROPERTIES

GENERAL

15.1 The particulars of the Properties set out in Schedule 7 are true and correct in all material respects.

15.2 Details of all material documentation pursuant to which the Properties are owned, used or occupied by the Group Companies have been provided to the Purchaser.

15.3 The Properties are the only land and buildings owned, used or occupied by the Group Companies in connection with the Business.

15.4 The Group Companies hold all easements, rights, interest and privileges that are necessary for the conduct of the Business at the Properties, as conducted by the Group Companies as at the date of this Agreement.

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15.5  The Group Companies have exclusive occupation and right of quiet enjoyment of each of the Properties and none of the Properties is subject to any sub-lease, tenancy or right of occupation by any person other than a Group Company.

15.6 No notices have been received by the Vendor or any Group Company and, to the Vendor's knowledge, there is no order, declaration, report, recommendation or approved proposal of a Government Authority which would materially affect the use of any of the Freehold Properties.

15.7  Each of the Freehold Properties is not:

      (a) subject to any restrictive covenant or exception or reservation which adversely affects its value or use (including without derogation, its use for the purposes of carrying on the Business); or

      (b) affected by any proposals for compulsory acquisition or road widening.

15.8  No Group Company has assigned its interest in any leasehold premises.

15.9  There are no:

      (a) improvements constructed on the Freehold Properties which encroach on land abutting the Freehold Properties;

      (b) structures owned by a third party which encroach on the Freehold Properties;

      (c) disputes, claims or actions relating to any of the Freehold Properties or their use including, but not limited to, disputes with any adjoining or neighbouring owner with respect to boundary walls or fences or with respect to any easement, right or means of access to the Freehold Properties;

      (d) buildings or other erections or chattels, fixtures or fittings forming part of any improvement on the Freehold Properties that any person is entitled to remove;

      (e) Encumbrances (other than any lien arising by operation of law or in the usual and ordinary course of the Business) affecting any of the Freehold Properties; or

      (f) improvements erected on the Freehold Properties that encroach onto, over or under any easements located on the Freehold Properties.

15.10 The principal means of access to the Properties is over roads which have been taken over by the local or other highway authority and no means of access to the Properties is shared with another party, other than with Kyabram Cold Storage Pty Ltd.

15.11 No building or structure on the Freehold Properties:

      (a) is affected by structural damage or electrical defects or by timber infestation or disease; or

      (b)   contains any asbestos which may require removal or repair; or

      (c) is, to the Vendor's knowledge, infested by any vermin, insect or animal life.

15.12 All utilities and services needed for the proper operation of the Business on the Properties:

      (a)   are connected to the Properties;

      (b)   are separately metered on the Properties;

      (c) have had the supply and connection arrangements approved by the supplying authority; and

      (d)   to the knowledge of the Vendor, comply with applicable laws.

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15.13 The Vendor is not aware of any limitations, restrictions, deficiencies, failings or defects concerning the services or utilities being provided for the operation of the Business at the Properties (including air-conditioning) which could lead to material expenditure or occupational health and safety concerns.

15.14 All premiums payable by the Vendor or a Group Company in respect of insurance policies with respect to the Properties which have become due have been duly paid.

15.15 To the Vendor's knowledge, the Group Companies have complied in all material respects with essential services regulations under the Victorian Building Regulations 1994 and with the Building (Legionella) Act 2000 with respect to cooling towers in relation to the Freehold Properties.

15.16 To the Vendor's knowledge:

      (a) there are no subsisting material breaches of any building laws with respect to improvements erected on the Freehold Properties;

      (b) occupancy permits and certificates of final inspection have been issued by the relevant authorities with respect to improvements erected on the Freehold Properties;

      (c) there are no subsisting material breaches of any planning laws in relation to the Freehold Properties or the Business being conducted on the Freehold Properties.

FREEHOLD PROPERTY

15.17 In relation to those Freehold Properties:

      (a) the relevant Group Company is the registered holder and beneficial owner of the Freehold Property free from Encumbrance, other than:

            (i) easements and covenants noted on the title for the Freehold Property;

            (ii) easements or rights vested in any Government Authority as disclosed in the Disclosure Material or publicly available databases maintained under the Environment Protection Act 1970
                  (Vic) or by the Victorian Land Titles Office; and

            (iii) town planning or other restrictions on the use and development of the Freehold Property.

      (b) all rates, Taxes and levies (including land tax) applicable to the Freehold Property have been paid; and

      (c) that Group Company has not sold, agreed to sell, granted any option to sell, lease or sublease or agreed to lease or sublease any of the Freehold Property.

15.18 No Group Company is a party to any outstanding agreement to acquire or dispose of land or premises (including the Properties) or any interest in land or premises.

THE EQUIPMENT LEASES

15.19 The Equipment Leases:

      (a) material particulars of which are set out in Schedule 8, are complete recordings of their terms and there are no other agreements, documents or understandings in relation to the Equipment Leases; and

      (b)   are current and enforceable.

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15.20 No Group Company that is a lessee under an Equipment Lease has defaulted in the payment of rent, other moneys or other material obligations under such leases. To the Vendor's knowledge, no lessor under an Equipment Lease is in breach of any material obligation under such leases.

15.21 No lessor under an Equipment Lease has served any notice to terminate the lease.

15.22 No Group Company nor the Vendor:

      (a) has agreed to any assignment, subletting, parting with possession or surrender of an Equipment Lease or any part of the equipment leased; or

      (b) has given any materially false or misleading information to an authority having jurisdiction over property the subject of an Equipment Lease.

15.23 There are no arrears of rent under an Equipment Lease:

16. ENVIRONMENT

      (a) To the Vendor's knowledge, the Business is presently carried on in material compliance with all applicable Environmental Laws and, to the Vendor's knowledge, the Business has been carried on in material compliance with such laws for the 5 years prior to the Completion Date.

      (b) There are no on-going or pending Claims by any regulatory authorities or third parties involving the Group Companies concerning any breach or alleged breach of Environmental Law or of any Environmental Authorisation arising from the operations of the Business. Without limiting the foregoing, there are no unresolved or pending complaints or notifications received by the Vendor or Group Company from any neighbouring companies or private persons relating to noise, smell, dust, vibration or traffic emanating from the Freehold Properties,

      (c) To the Vendor's knowledge, all Environmental Authorisations necessary to operate the Business in the manner conducted by the Group Companies immediately prior to Completion:

            (i)   have been obtained;

            (ii)  are in full force and effect; and

            (iii) have been complied with in all material respects for the 5 years prior to the Completion Date.

      (d) To the Vendor's knowledge, no material event has occurred which would cause any of the Group Companies to be in material breach of any:

            (i)   Environmental Authorisation; or

            (ii)  Environmental Law.

      (e) Other than in respect of the Effluent Ponds, to the Vendor's knowledge, there is nothing at, in, on, under or emanating from the Freehold Properties (including but not limited to underground storage tanks and associated piping) which requires notification to any Government Authority or which could entitle any Government Authority to require monitoring, closure, clean up or remediation under any Environmental Law.

      (f) Other than in respect of the Effluent Ponds, there is no hazardous, toxic or poisonous material or any other material that is harmful to the Environment, including asbestos, present on or at the Freehold Properties except in such quantities and stored or maintained in such a manner as is allowed by an Environmental Law or Environmental Authorisation.

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      (g)   To the Vendor's knowledge, no event has occurred nor does any fact or circumstance exist which:

            (i) could lead to any material Environmental Authorisation necessary to operate the Business being modified, suspended, revoked or not renewed; or

            (ii) may require the Purchaser or any Group Company to carry out any major work or expend a material amount of money in relation to the Freehold Properties in order for the Business or the Freehold Properties to comply with any Environmental Law or any notice or requirement issued pursuant to any Environmental Law, other than any obligations existing under any contract, including the Kyabram Town Council Agreement.

      (h) To the Vendor's knowledge, the Group Companies have complied with all requirements of any Environmental Authorisation with respect to the proper handling, storage or transportation of waste, other than in respect of the use of the Effluent Ponds.

      (i) To the Vendor's knowledge, and other than in respect of the Effluent Ponds, the location, use, manufacture, storage, handling, supply, acquisition or disposal of any chemicals or products on or from the Freehold Properties or in connection with the conduct of the Business has been carried out in accordance with procedures designed to ensure that there has been no material:

            (A)   injury suffered by any person; and

            (B) contamination of any land or the Environment in the previous two years beyond the limits allowed by Environmental Law and the Environmental Authorisations.

      (j) The results of groundwater monitoring in the area of the Effluent Ponds have not revealed the need for any groundwater remediation to be carried out.

      (k) The Freehold Properties are not the subject of any charge in favour of any Government Authority as security for the cleaning up of the Freehold Properties.

      (l) All asbestos containing materials at the Freehold Properties have been documented in asbestos registers in accordance with Environmental Law and there are no outstanding or pending Claims or Liabilities in relation to requirements for the removal of or exposure to asbestos.

17.   OWNERSHIP OF ASSETS

17.1 The fixed assets listed in the Asset Register are a complete list of all of the fixed assets that are material to the operation of the Business.

17.2  Except for:

      (a) current assets sold or realised in the usual and ordinary course of the Business;

      (b)   assets the subject of equipment leases; and

      (c)   any Properties that are listed in the Asset Register,

      the Group Companies legally and beneficially own, free from Encumbrances, all of the property and assets included in the Audited Accounts and disclosed in the Asset Register.

17.3 The Group Companies own or have valid and subsisting leases to use all plant and equipment used by the Group Companies, or which the Group Companies require, to conduct the Business.

17.4  The assets used by the Group Companies in the Business:

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      (a)   are all located on the Properties;

      (b) are in the physical possession or control of the Company which owns or leases them assets; and

      (c) are the only assets necessary for the conduct and operation of the Business as it is currently carried on.

17.5 No plant, machinery, furniture, fixtures, fittings, furnishings of any of the Group Companies are owned or used by the Vendor.

17.6 All fixed assets and plant and equipment whether owned or used by the Group Companies in the Business are in working order (consistent with their respective ages), and have been regularly and properly maintained in accordance with good practice and:

      (a)   are fit for the purpose for which they are intended to be used; and

      (b)   conform with the descriptions in the Asset Register, and

      (c) there are no such assets in need of repair, other than in the usual and ordinary course of operations.

18.   TRADE PRACTICES

      To the Vendor's knowledge, the Group Companies nor any of their officers or employees have not committed or omitted to do any act or thing the commission or omission of which is a contravention of the Trade Practices Act 1974 (Cth), the Fair Trading Act 1989 (Qld), any equivalent legislation in any other state or territories of Australia, or any equivalent foreign enactment.

19.   INFORMATION

19.1 To the Vendor's knowledge, none of the information (including financial information other than forecasts, estimates and projections) disclosed to or for the benefit of the Purchaser or its advisers by the Vendor or any of its agents or Associates in respect of the Group Companies (such information being exhaustively set out in the Disclosure Materials) is untrue, incorrect or incomplete. The Vendor has disclosed to the Purchaser all information of which the Vendor is aware that would reasonably be regarded as material to an intending purchaser of the Business, where the intending purchaser is a party having experience in the industry in which the Business is operated.

19.2 All copies of documents provided by the Vendor or on its behalf to the Purchaser or its agents are true copies, subject to any deletions or blacked out passages that are apparent from the face of the copies.

19.3 Each of the statements and all information set out in the schedules to this agreement is true, complete and accurate.

19.4 The Vendor has not purposely or knowingly withheld any information which might reasonably be supposed to materially affect the value of the Business, from the perspective of an intending purchaser who has experience in the industry in which the Business is operated. For the purpose of this Warranty, a material effect on the value of the Business is one that has resulted in or is reasonably likely to result in either:

      (a) a reduction of $250,000 or more in the consolidated earnings before interest, tax, depreciation and amortisation of the Group; or

      (b) a reduction of $2,500,000 or more in the consolidated net assets of the Group as at the date of the Management Accounts.

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20.   COMPLIANCE WITH APPLICABLE LAWS

20.1 To the Vendor's knowledge, the Group Companies and all of their officers, agents and employees have materially complied with all laws applicable to the operation of the Business. No contravention or allegation of any contravention of any applicable law (excluding Environmental Laws applicable in respect of the Freehold Properties) by the Group Companies is known to the Vendor.

20.2 There is no outstanding correspondence concerning any of the Group Companies initiated by the ASIC or (except as otherwise disclosed to the Purchaser or in connection with the transaction contemplated by this agreement), the ACCC.

20.3 To the knowledge of the Vendor, the Group Companies are not the subject of any outstanding order, waiver, declaration, exemption or notice granted or issued by a United States Government Authority or an Australian Government Authority relevant to the operation of the Business, excluding any orders, waivers, declarations or exemptions that relate to minor or technical relief from compliance with a United States or Australian statute.

20.4 Each of the Group Companies holds all necessary Authorisations for the conduct of the Business. In respect of each Authorisation:

      (a)   all fees due have been paid;

      (b) all terms, conditions and other provisions have been duly complied with by the Group Companies in all material respects;

      (c) neither the Vendor nor any of the Group Companies has received any notice or knows of any factor that might prejudice its continuance or renewal in such a way as would disrupt the Business.

20.5 The Dividend and the Vendor Distribution are duly authorised and have been declared and paid in compliance with all applicable laws in Australia and the United States of America. The Purchaser will not be liable to the Vendor, any Group Company or any third party in any way with respect to the Dividend or the Vendor Distribution or both.

21.   DEFECTIVE PRODUCTS

      To the Vendor's knowledge during the two year period preceding the Completion Date, the Group Companies have not manufactured, sold or supplied any products which were at the time of manufacture, sale or supply, in any material respect faulty or defective or which did not, in any material respect, comply with any warranties or representations expressly or impliedly made or given by them.

22.   STOCK

22.1 Other than slow moving or obsolete stock, the Group Companies' stock of finished goods, including packaging, is of good and merchantable quality, and is adequate in relation to the current trading requirements of its Business.

22.2 The Group Companies' unfinished goods and packaging materials are in good condition and capable of being used to produce the Company's current products.

22.3 The packaging and labels of each Group Company's finished goods are neither false, misleading or deceptive nor in any other way contrary to law.

22.4 Other than slow moving or obsolete stock, the Stock in trade of each Group Company is in good condition and is capable of being sold by the relevant Group Company in the ordinary and usual course of business in accordance with its current price lists, without rebate or allowances to a purchaser.

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22.5  Each Company's level of Stock is sufficient to meet the requirements of its Business at the Completion Date and is not materially surplus to the requirements of the Group.

23.   COMPUTER SYSTEMS AND SOFTWARE

23.1 All the computers and computer systems owned, leased or used by the Group Companies (or any of them):

      (a) are in operating order and are fulfilling the purposes for which they were acquired or established without material downtime or errors;

      (b)   have adequate capacity for the Group Companies' present needs;

      (c) have adequate security, back-ups, hardware and software support and maintenance and trained personnel to ensure so far as is reasonable:

            (i) that breaches of security, errors and breakdowns are kept to a minimum; and

            (ii) that no material disruption will be caused to the business of the Group Companies or any material part of the Business in the event of a breach of security, error or breakdown;

      (d) are properly documented so as to enable them to be used and operated by any reasonably qualified personnel; and

      (e) are owned and under the sole control of the Group Companies, are located in premises occupied by the Group Companies and are not shared with or used by or on behalf of or accessible by any other person.

23.2 To the Vendor's knowledge, all Books and Records stored by electronic means are capable of ready access through the present computer systems of the Group Companies.

23.3 No person, other than employees or agents of the Group Companies, is in a position, by virtue of his or her rights in, knowledge of or access to any of the computer systems used by the Group Companies or any part of them (including software) to demand any payment in excess of any current licence fee or in excess of reasonable remuneration for services rendered.

23.4 To the Vendor's knowledge, the appropriate employees of the Group Companies are adequately trained to enable them to use and operate the computer systems owned or used by the Group Companies.

23.5 To the Vendor's knowledge, all of the computers and computer systems owned, leased or used by the Group Companies have been maintained or serviced only in accordance with the proper maintenance or service contract in respect of the relevant computer and computer systems.

23.6  To the Vendor's knowledge, no software owned by or licensed to the Group
      Companies:

      (a)   is used by any other person; or

      (b)   has been licensed or sub-licensed to any other person.

23.7 All software used on the computers used by the Group Companies, to the Vendor's knowledge, is lawfully held and used and does not infringe the intellectual property rights of any person and all copies held have been lawfully made.

23.8  The copyright in the software or source code:

      (a) in the case of standard packaged software purchased outright, is licensed to the Group Companies on an express or implied licence which does not require the Group Companies to make any further payments, is not terminable without the consent of the Group Companies and imposes no material restrictions on the use or transfer of the software; and

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      (b)   is licensed to the Group Companies on the terms of a valid written licence which requires payment by the Group Companies of a fixed annual licence fee at a rate not exceeding that paid in the financial year ended on the Accounts Date, and (except for reasonable fees for software support) requires the Group Companies to make no further or other payment, is not terminable (except for failure to pay the licence fee) without the consent of the Group Companies and imposes no material restrictions on the use or transfer of the software.

24.   DELEGATIONS, OFFERS, FINDER'S FEES

24.1 No power of attorney given by a Group Company will be in force after Completion.

24.2 Any offer, tender or quotation made or given by a Group Company which is outstanding and capable of acceptance by a third party, has been made or given in the usual and ordinary course of the Business.

24.3 None of the Vendor, the Group Companies or any of their respective Associates has taken any action under which any person is or may be entitled to a finder's fee, brokerage or commission in connection with the acquisition of any shares under this agreement.

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SCHEDULE 6 - INTELLECTUAL PROPERTY RIGHTS

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SCHEDULE 7 - PROPERTIES

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SCHEDULE 8 - EQUIPMENT LEASES

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SCHEDULE 9 - EMPLOYEE DETAILS

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SCHEDULE 10 - DISCLOSED DOCUMENTS INDEX

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SCHEDULE 11 - FIXED ASSET REGISTER

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SCHEDULE 12 - AUDITED ACCOUNTS

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SCHEDULE 12 - MANAGEMENT ACCOUNTS

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SIGNING PAGE

EXECUTED as an agreement.

SIGNED for and on behalf of The           /s/ Barry C. Dunaway
J.M. Smucker Company by its duly
authorised officer in the presence of     ___________________________________
                                          Signature of officer

/s/ Adrian Clive Chin                     Barry C. Dunaway

_____________________________________     ___________________________________

Signature of witness                      Name of officer (print)

Adrian Clive Chin                         Vice President - Corporate Development

_____________________________________     ___________________________________
Name of witness (print)                   Office held

SIGNED for and on behalf of SPC           /s/ Nigel Garrard
Ardmona Limited by its duly
authorised officer in the presence of     ___________________________________
                                          Signature of officer

/s/ Monika Maedler                        Nigel Garrard

_____________________________________     ___________________________________
Signature of witness                      Name of officer (print)

Monika Maedler                            Managing Director

_____________________________________     ___________________________________
Name of witness (print)                   Office held